Exhibit 10.9

Contract No.

Relationship Agreement

Supplier: Sanmina Corporation		Primary Contact:
Address:	2700 North First Street	Phone:
	San Jose, California 95134	Email:
Fax:
Effective Date:	June 27, 2013	Web Site:

This Relationship Agreement (“Agreement”) is made as of the Effective Date identified above, by and between Control4 Corporation, a Delaware corporation with offices located at 11734 S. Election Road, Salt Lake City, Utah 84020 (“Control4”) and the supplier identified above (“Supplier”).  Supplier has entered into this Agreement upon behalf of itself and its subsidiaries and affiliates.

This Agreement incorporates by reference the General Terms and Conditions set forth below and all mutually agreed Schedules entered into by the Parties.  As of the Effective Date of this Agreement, it is acknowledged and agreed by the Parties that only Schedule A — Contract Manufacturing Services shall be in effect.  Schedule B and Schedule C shall be subject to further good faith negotiations between the Parties and shall be added to this Agreement, by separate written amendment, upon the completion of such good faith negotiations.

Supplier – Sanmina Corporation		Control4 Corporation

Signature:	/s/ Richard V. LaPonzina	Signature:	/s/ Jeff Dungan

Name:	Richard V. LaPonzina	Name:	Jeff Dungan

Title:	Vice President Corporate Sales Services	Title:	SVP, Supply Chain

Terms and Conditions

1      Definitions. Terms with initial capital letters contained in Section 1 of this Relationship Agreement shall have the meanings ascribed to them in this Section 1 or elsewhere in this Agreement.   Additional Terms with initial capital letters contained in Schedule A, B, or C, respectively, shall have the meanings ascribed to them in the applicable Schedule and shall only be applicable to the specific services or performed by Supplier pursuant to the applicable Schedule A, B, or C.

1.1. Confidential Information.  Confidential Information” means all technical information, financial information, proprietary information that each Party hereunder may deliver to the other Party during the course of performing this Agreement, or acquired by the one Party about the other during the course of performing this Agreement, including without limitation all Proprietary Information, non-public information about each Party’s business affairs, financing, finances, methods of operation, technical or scientific information, data systems, procedures, computer programs, circuitry schematics, software or algorithms.

1.2. End Customer.  “End Customer” means the ultimate purchaser and end user of the Products

1.4  Intellectual Property. “Intellectual Property” shall mean the applicable Party’s proprietary intellectual property, including without limitation the Patent Rights and the Marks, and proprietary information that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, software code, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing.

1.5  Marks.  “Marks” means the applicable Party’s current and future logos, trade names, and trademarks.

1.6  Party. “Party” means Control4 or Supplier individually as the context requires.  “Parties” means both Control4 and Supplier.

1.7    Proprietary Information.  “Proprietary Information” means Inventions, Works, Intellectual Property, and any and all confidential, proprietary or secret information, including, without limitation, information relating to products, best-practices, templates, methodologies, research, technology, developments, services, clients, End Customers, suppliers, employees, business, operations or activities, and also similar information of any third party also divulged by the disclosing Party in connection with this Agreement.

1.8    Purchase Order.   “Purchase Order” means a written order issued by Control4 to Supplier containing information with respect to each purchase made pursuant to this Agreement, including a description of the Services or Product to be purchased, the purchase quantity, the purchase delivery schedule, the nominated carrier, the routing instructions, the destination, and confirmation of the Price.

1.9    Schedules.  The following Schedules are appended hereto and incorporated herein as a part of this Agreement (which Schedules may be amended by the parties from time to time in a signed writing):

•      Schedule A    Product Specifications and Pricing

•      Schedule B    Terms of Delivery

•      Schedule C    Quality Assurance

•      Schedule D    Manufacturing and Core Requirements

•      Schedule E    Out-of-Warranty Repair Process and Fees

•      Schedule F    Additional Customization & Work

1.10  Services.  “Services” means the specialized services to be provided by Supplier to Control4 pursuant to this Agreement.

1.11  Trade Secret(s). “Trade Secret(s)” means any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to the owner and not generally known in the industry.  The obligations set forth in this Agreement as they pertain to Trade Secret(s) shall survive termination of this Agreement and continue for so long as the relevant information remains a Trade Secret(s).

2                 General Rights and Obligations.

2.4    Supplier and Control4 acknowledge that the Intellectual Property of each Party constitutes valuable trade secrets of such

Party.  Accordingly, Supplier and Control4 each agree that it will not do any of the following without the other Party’s prior written consent: (a) modify, adapt, alter, translate, or create Derivative Works from the Intellectual Property of the other Party; (b) sublicense or sell the Intellectual Property of the other Party to any third party; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code, if any, for the Intellectual Property of the other Party.

2.5    Pre-Existing Intellectual Property.  Nothing herein shall be deemed to constitute a transfer, sale or conveyance by one Party to the other Party of any ownership interest in such Party’s Intellectual Property that was owned or developed by it prior to the Effective Date.

3                 Purchase Orders.

3.1  The purchase and sale of the Products or the performance of the Services by Supplier under Schedule A, B, or C, shall be made against specific written Purchase Orders submitted by Control4 to Supplier during the term of this Agreement.  All Purchase Orders for Product or Services submitted by Control4 (by either facsimile or email) shall state the following: (a) Control4’s name and address; (b) the description of the Products or Services ordered; (c) the quantities of Products ordered [if applicable]; (d) the desired delivery dates; (e) the destination of the Products or Services ordered; and (f) the price(s) or compensation for the Products or services ordered.  Control4 shall mail, email and/or fax each Purchase Order to Supplier.  Each such Purchase Order shall specify which of Schedule – A, B, or C – that said Purchase Order is being issued under.

3.2  Purchase Order Acceptance.  All Purchase Orders (and any amendments thereto) for the manufacture and delivery of Product manufactured by Supplier pursuant to Schedule A are subject to acceptance by Supplier, which acceptance may not be withheld for any Purchase Order falling within the scope of the agreed quantities, delivery dates and lead times for Product set forth in Schedule E (or otherwise agreed by the Parties in writing).  Notwithstanding the foregoing, if the Product Price is incorrect or if the delivery date cannot be met, Supplier will notify Control4 and the parties will negotiate in good faith to resolve the matter.  Acceptance of a Purchase Order issued under either Schedule A, B, or C, shall be indicated by return of an email or facsimile from Supplier, so as to indicate acceptance, conditional or otherwise, of any such order of Products, whether contract manufactured or OEM,  or Services .  Any Purchase Order that is not rejected by Supplier within five (5) business days of the day of receipt by Supplier shall be deemed automatically accepted by Supplier, unless otherwise agreed by the parties.

3.3  Conflicting Provisions.  If any conflict arises between the terms stated in any Purchase Order and the terms and conditions of this Agreement (and including the terms and conditions as set forth in Schedule A, B, or C) , the terms and conditions of this Agreement (and including the terms and conditions as set forth in Schedule A, B, or C) shall prevail.  Any term of a Purchase Order that is in conflict with, omitted or contradictory to this Agreement will be null and void.  The remaining terms and commitment of the accepted Purchase Order will still remain valid and binding with the exception of any “pre-printed” terms and conditions, which shall be null and void.

3.4  Affiliates.  This Agreement is entered into by Control4 for the benefit of itself and its affiliated companies (if any), each of which shall be deemed to be a third-party beneficiary of this Agreement.  Control4’s affiliated companies will be entitled to place Purchase Orders with Supplier subject to the terms and conditions herein contained and subject to prior credit review and approval by Supplier of such Conrol4 affiliated company, such approval to be performed in accordance with Supplier’s internal credit review policies.

3.4  Deviation from Purchase Orders.  Following acceptance of a Purchase Order, Supplier may not reject or deviate from the Purchase Order without Control4’s written approval in Control4’s sole discretion.

4                Taxes, Yield Data and Audits.

4.1  Taxes.  The Prices  for the manufacture of the Product under  Schedule A  or Schedule C or the performance of Services under Schedule B or the applicable Purchase Order for each Product or Service are exclusive of any other federal, state or local sales, use, excise, or other similar taxes or duties, which Supplier may be required to collect or pay as a consequence of the sale or delivery of any Products to Control4.  Supplier shall include all required taxes as a separate line item on each invoice.  Control4 shall not be responsible for any taxes based on Supplier’s income.

4.2  Audits.  Upon at least ten (10) business days prior written notice, Control4 may conduct (or have conducted) an audit of Supplier’s compliance with this Agreement.  Such audits will not generally occur more than once in any annual period and the right to conduct such audits shall continue for two (2) years following termination of this Agreement.  The costs of conducting this audit will be paid by Supplier if the audit discloses that the amount of overpayment exceeds five percent (5%) of the amount due for the period audited or other non-monetary noncompliance.

5                 Delivery.

5.1  General.  All Products shall be delivered to Control4 (or its designated location) as specified in Schedule A, B, or C, or the applicable Purchase Order, subject to Supplier’s acceptance, using Control4’s specified standard shipping. The Product shall be packed and marked for shipment in accordance with the Specification and Schedule E.

5.2  Title; Risk of Loss.  Unless otherwise specified in Schedule A or C, title to and risk of loss or damage on any Product shall pass to Control4 upon Supplier’s delivery of such Product to the carrier specified by Control4.  Risk of loss and title respect to Deliverables under Schedule B shall transfer to Control4 as more fully detailed in Schedule B.

5.3  Time of the Essence.  Subject to Section 5.1 above, Each Party acknowledges that timely delivery of the Product and Deliverable under  the applicable Purchase Order and/or Statement of Work are of the essence and vital to the success of this business arrangement set forth herein.

5.4  Testing, Certifications and Standards.  The parties may identify on Schedule D or any future Purchase Order or Statement of Work any testing, technical certifications and standards which Products must receive or meet, respectively.  Unless specifically provided in the Specification, Supplier shall not be responsible for causing applicable Products to achieve specified certifications and standards prior to delivery.

5.5  Initial Delivery Time Frame.   Subject to the availability of all requisite parts and/or components on the open market through normal commercial channels within the time frame that was specified for parts purchasing in the Specification, Supplier will adhere to the initial delivery time frame specified in Schedule A, B, or C.  Subsequent delivery time frames will be set forth in the applicable Purchase Orders, Specifications and Statements of Work, as mutually agreed by Control4 and Supplier.

6      Limitation of Liability.  The limitation of liability, as mutually agreed to by Control4 and Supplier shall be as expressly stated in Schedules A, B, and C.

7      Payment and Invoice.

5.1    Payment Terms.  Unless otherwise agreed in Schedule A, B, or C, payment for any Purchase Orders shall be due forty-five (45) days from the date of Supplier’s invoice and Supplier invoices upon shipment. All transactions must be valued and paid in United States currency.

5.2    Partial Shipments. When partial shipments are made, Supplier shall invoice Control4 in accordance with this Agreement for the quantity of conforming Products shipped at the agreed upon Price for such Products.

6      Term and Termination.

6.1    Term.  Unless terminated as provided herein, this Agreement (and expressly including Schedule A, B, and C) will be effective for a period of four (4) years from the Effective Date (“Initial Term”).  Upon the expiration of the Initial Term, this Agreement will automatically renew for successive periods of one (1) year (each a “Renewal Term”) unless this Agreement or any of Schedule A, B. or C, is terminated, subject to Section 13.3,  at the end of the Initial Term or any Renewal Term by Supplier or Control4 by delivering written notice of the intent to terminate not less than (or a minimum of) ninety  (90) days prior to the end of the Initial Term or Renewal Term, as applicable. Control4 or Supplier may terminate this Agreement or any Purchase Order hereunder for any reason upon one hundred and twenty (120) days prior written notice to the other Party, subject to Section 13.3.

6.2    Termination for Breach.  Subject to Section 13.3, either Party may terminate this Agreement if the other Party violates any material provision of this Agreement (or of Schedule A, B, or C) and fails to correct or cure any such violation within thirty (30) days after receipt of written notice of such violation.  In addition, subject to Section 13.3, should either Party be adjudicated to be bankrupt or insolvent, or should a receiver or liquidator be appointed for its business or assets, or should an assignment be made for the benefit of such Party’s creditors, or should such Party file or have filed against it a petition for winding up its affairs, or should such Party file or have filed against it a petition under any applicable bankruptcy statutes or regulations or should such Party attempt to assign this Agreement without the written consent of the other Party being first obtained, then the other Party shall be entitled to terminate this Agreement effective immediately upon delivery of notice of such election to the other Party.

6.3    Effect of Termination.  (a) At the request of Control4, Supplier shall fulfill any valid outstanding Purchase Orders under Schedule A, B. or C, as the case may be, as of the date of expiration or termination.

(b)   Termination for Reasons other than Supplier’s Breach.  In the event this Agreement or an Order hereunder is terminated for any reason other than an uncured material breach by Supplier (including but not limited to a force majeure or other termination under this Section 13), Control4 shall pay Supplier for (1) the contract price for all finished Product existing at the time of termination; (2) Supplier’s cost (including labor, raw materials/components) for all work in process; and (3) any Excess Inventory pursuant to Schedule B – Section 1.

(c)  Termination Resulting from Supplier’s Breach.  In the event Control4 terminates this Agreement or any Order hereunder as a result of an uncured material breach by Supplier, Control4 shall pay Supplier for (1) the contract price for all finished Product existing at the time of termination; (2) Supplier’s cost (including labor, raw materials/components) for all work in process; and (3) the Excess Inventory pursuant to Schedule B – Section 1.

6.4            Survival.   The expiration or termination of this Agreement shall not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to or which by their nature are intended to survive expiration or termination, including but not limited to provisions relating to confidentiality, warranty, limitation of liability, Component  Liability, indemnification, and proprietary rights.  Any undisputed and properly invoiced payment obligations of Control4 owed to Supplier shall survive expiration or termination of this agreement for any reason, including any Inventory Costs due at the time of termination in accordance with the terms of Section 4.f of Schedule B.

6.5  Force Majeure.  Neither Party to this Agreement shall be liable to the other for non-performance due to causes not reasonably within its control (a “force majeure event”); a force majeure event may include but is not limited to (i) fire, flood, war, embargo, riot, terrorist act, or intervention of any governmental authority,  provided, however, that the Party suffering such delay immediately notifies the other Party in writing, of the reasons for the delay and, if possible, the duration of such delay.

7      Confidentiality; Non-Solicitation.

7.1    Proprietary Materials. From time to time during the performance of this Agreement, each Party may deliver certain Proprietary Information to the other Party hereunder.  All such Proprietary Information shall be deemed “Confidential Information” as described in this Section 15, and, as between the Parties hereto, the Party providing such materials shall be deemed the owner, except as otherwise provided in this Agreement.

7.2    Confidentiality Obligations. During the term of this Agreement and for a period of five (5) years thereafter, each Party hereto shall hold the Confidential Information in strict confidence and shall not permit the use or disclosure of any such Confidential Information by or to any person or entity (excluding party employees, attorneys, and subcontractors who may have access to Confidential Information on a need-to-know basis) unless such use or disclosure is specifically authorized in writing by the Party providing the Confidential Information.

7.3    Treatment of Confidential Information.  Each Party shall take appropriate action and utilize the same effort to safeguard Confidential Information as it utilizes to protect its own trade secrets or proprietary information, but at a minimum, each Party shall undertake reasonable precautions to protect the Confidential Information.  Without limitation on the foregoing, each Party shall: (i) advise its own employees who have access to the Confidential Information and others for whom the other Party has given written consent to disclose the Confidential Information, of the confidential nature of the Confidential Information; (ii) ensure by agreement or otherwise that the confidential Information is prohibited from being disclosed to any additional third parties except to the extent required to carry out obligations under this Agreement; and (iii) require that such Confidential Information be kept in a reasonably secure location.

7.4    Compliance with Law.  In the event that a Party hereto is required by law or by any legal process, including interrogatories, requests for information or documents, subpoena, civil investigative demand, depositions, or similar legal process, to disclose any Confidential Information, such Party shall provide the other Party with reasonably prompt, written notice of such request or requirement so that the other Party may seek, at its own cost, an appropriate protective order if it deems it appropriate to do so. If, in the absence of a protective order or the receipt of a waiver hereunder, the compelled Party is nonetheless, based on the advice of the Party’s legal counsel, required by law to disclose Confidential Information, such Party may disclose only that portion of the Confidential Information which such Party’s counsel reasonably believes the Party is legally required to disclose.

7.5    Use of Confidential Information.  The Confidential Information shall be used by each Party solely in the course of performing its obligations hereunder. The Parties shall not make Confidential Information available for use by or for the benefit of any other third party (other than for the purposes of obtaining price quotations to support the manufacture of the Products by Supplier), whether or not for consideration.

7.6    Return of Confidential Information. Each Party will return to the other Party or destroy (and certify to the other Party that such destruction has taken place) all Confidential Information in written form provided by the other Party, including any copies, upon termination of this Agreement.  Notwithstanding the foregoing, neither Party shall be required to destroy any of the other Party’s Confidential Information that is stored electronically as part of such Party’s disaster recovery program (provided that such Party shall maintain the confidentiality of any such electronically retained Confidential Information).

7.7    Limitations.  The obligations set forth in this Section 15 do not apply if and to the extent the Party receiving Confidential Information establishes that:  (i) the information disclosed to it was already known to it without obligation to keep it confidential; (ii) it received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information confidential; (iii) the information was publicly known at the time of its receipt by it or has become publicly known other than by a breach of this Agreement; (iv) the information is independently developed by it without use of the other Party’s Confidential Information; or (v) it was disclosed under operation of Law, provided that the receiving Party has promptly notified the disclosing Party of any legal process requiring production of Confidential Information prior to compliance  in order to permit the disclosing party an opportunity to pursue precautions, including a protective order if possible, to insure confidential treatment of any information.

8      Notices.

8.1    General.  All notices permitted or required pursuant to this Agreement shall be written in  the English language and shall be either (1) hand-delivered, (2) deposited with a nationally recognized overnight delivery service, (3) deposited with the United States Post Office, certified mail, return receipt requested, postage prepaid.  All notices other than those sent by facsimile transmission shall be deemed to have been served when actually received, or upon refusal of delivery.  All notices shall be addressed to the parties to whom such notices are intended as set forth below:

If to Control4:

Control4 Corporation

Attn: S.V.P Supply Chain

11734 S. Election Road, Suite 200

Salt Lake City, Utah 84020-6432

Copy to: Control4 General Counsel

If to Supplier:

With a copy to:
SANMINA Corporation	SANMINA Corporation
2700 N. First Street	2700 N. First Street
San Jose, California 95134	San Jose, California 95134
Att’n: EVP, Sales	Att’n: Vice President & Corporate Counsel
Phone: (408) 964-3600	Phone: (408) 964-3600
Fax: (408) 964-3636	Fax: (408) 964-3636

8.2    Change of Address.  Either Party may change its address by giving notice to the other in accordance with this Section.

8.3    Exceptions.  Regular business communications such as Purchase Orders, engineering Change Orders, corrective action requests, and the like may be sent via electronic mail or facsimile to appropriate individuals within either Supplier.  Any regular business communication that will be relied upon as a material legal document must be delivered via one of the means noted in Section 9.1 above.

9      Insurance.

9.1    Comprehensive / Commercial General Liability.  Supplier will procure and maintain throughout the term of this Agreement a policy of comprehensive general or commercial general liability insurance with a combined single limit of not less than one million dollars ($1,000,000) for each occurrence.

9.2    Umbrella Coverage.  Supplier will procure and maintain throughout the term of this Agreement Umbrella coverage of not less than five million dollars ($5,000,000).

9.3    Requirements. Supplier will supply Control4 with a Certificate of Insurance with respect to each of the foregoing policies, except Workers Compensation, that names Control4 Corporation as an Additional Insured.  The insurance required hereunder will be issued by an insurance company or companies authorized to do business in the United States.  Supplier’s insurance will be primary and required to respond to and pay claims prior to other coverage.

10   General.

10.1  Independent Contractors.  In performing their respective obligations hereunder, each of the Parties shall operate as and have the status of an independent contractor and shall not act as or be joint venturers, or an agent or employee of the other Party.  Neither Party shall have any right or authority to assume or create any obligations of any kind or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.2  Amendments.  Any mutually agreed terms which may be specified during the continuance of this Agreement, or any extension hereof, shall be incorporated into this Agreement in the form of an addendum signed by both Parties and attached hereto.

10.3  No Waiver.  No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy.  No waiver of any term or condition of this Agreement shall be effective, unless it is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.  The express waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

10.4  Invalidity.  Should any provision of this Agreement be determined to be void, invalid or otherwise unenforceable by any court or tribunal of competent jurisdiction, such determination shall not affect the remaining provisions hereof which shall remain in full force and effect.

10.5  Choice of Law; Jurisdiction.

10.5.1     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, USA, without regard to provisions relating to conflicts of laws.  The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement.

10.5.2     The Parties agree that if any legal proceeding is commenced to interpret or enforce the provisions of this Agreement, the Utah District Court in and for the County of Salt Lake shall have exclusive jurisdiction over the matter.  Control4 and Supplier each consents to the personal jurisdiction of such Court. The prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing Party in any legal dispute.

10.6  Entire Agreement.  The headings, font and bold and underlined type to the portions of this Agreement are for the convenience of the Parties only and have no legal effects.  This Agreement along with its Schedules constitutes the entire agreement between the Parties and may only be amended by an express, written document signed by the authorized representatives of both Parties.

10.7  Copies.  All copies duly signed and executed by both Parties shall be deemed to be originals of this Agreement

10.8  Authority.  The persons executing this Agreement on behalf of Control4 and Supplier represent and warrant that they each have the requisite corporate authority to do so and that their execution of this Agreement is not subject to any further ratification or approval whatsoever

10.9  Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement may be assigned in whole or in part by either Party with notice to the other Party (1) to any Affiliate of such Party provided that such Party remains secondarily liable under this

Agreement; and (2) to a successor in interest as a result of a reorganization, restructuring, demutualization or other change of control.  Notwithstanding the foregoing, either Party may assign its right to payment to a third party without the need for consent from the other Party.

Schedule A

Product Specifications and Pricing

Supplier is granted access to the Control4 PLM system where all of the Specifictions are stored for all Products to be manufactured by Supplier Consistent with the Agreement, upon completion of the design and effective when volume production commences, and unless an alternate timeframe is mutually agreed upon by both Parties in advance and in writing, Control4 must be notified prior to any changes to the bill of materials, approved vendor list or any other ECO changes at least four (4) weeks in advance of the implementation of any such change.  Depending on the type of change, Control4 may elect to have Supplier re-qualify such changes for the affected Product(s) to confirm there are no negative changes to form, fit, or function of the below specified Product(s).  Any Product changes not approved in advance in writing by Control4 may be deemed non-conforming material and in such event shall be rejected and returned to Supplier for repair or replacement at Supplier’s expense.

Product Specifications shall be delivered to Supplier through access to the Control4 PLM system, which includes bill of materials, approved MFG list, drawing, assembly specifications, programming specifications, functionality, certifications and test specifications.

Pricing for the Products is quoted originally and mutually agreed upon in writing by the Parties prior to production-released manufacturing.  Subsequent pricing shall be discussed at least twice per year during the semiannual price reduction exercise between the Parties, but may be reviewed more frequently based on any component price or availability event affecting any particular Product.

Schedule B — Terms of Delivery

1. Terms of Delivery

a.              Delivery is FCA Port for Ocean shipments and Ex Works for Control4 authorized air shipments (Incoterms 2011).

b.              All units shall be packaged and ,where applicable over packed in accordance with the drawings and specifications included in the Product definition in the Control4 PLM system.

c.               Shipments shall include accompanying documentation for build date and test data in accordance with the Specifications.

d.              From time to time Control4 may request Supplier pull in or push out the delivery of a given Purchase Order.  Supplier shall make commercially reasonable efforts to accommodate such a request(s).  In the case of a pull in, Control4 may assist Supplier, as needed, with expediting raw materials, finding raw materials in the open market or paying expedite fees to aid with the pull in of an affected Purchase Order.  Control4 may request Supplier push out or cancel the delivery of a given Purchase Order, Supplier shall make commercially reasonable efforts to reschedule raw materials, push out raw material deliveries, or other means to delay the shipment of the Purchase Order to avoid or reduce the costs or liability to Control4.  Control4 shall assist with any cancelation or storage fees where presented and agreed to in writing in advance.

f.             Supplier shall use commercially reasonable efforts to mitigate the cost and amount of all obsolete or excess component inventory purchased by Supplier either (1) with Control4 prior written or email approval; or (2) in support of a valid Purchase Order by either returning such inventory to the original vendor or using it in other Supplier projects, and Control4 shall only be liable for any remaining obsolete or excess component inventory (“Excess Inventory”). Within a reasonable time after the end of each calendar quarter, Supplier shall advise Control4 in writing of any Excess Inventory and its Inventory Cost (as defined below).  For the purpose of this Agreement, “Inventory Cost” shall mean Supplier’s quoted cost as stated on the bill of materials. Control4 shall pay Supplier its Inventory Cost for the Excess Inventory within sixty (60) days of the date of any undisputed invoice.  In the event the Parties cannot agree as to the Excess Inventory, Control4 shall pay Supplier for all non-disputed Excess Inventory in accordance with this Section. Upon request, Control4 will provide disposition instructions for specified Excess Inventory.

g.             Any two (2) contiguous production shipments in which Supplier provides less than 98.5% on time delivery, due to causes solely within Supplier’s control, as measured by the delivery date stated on a Purchase Order and accepted by Supplier, may be considered a material breach of the Agreement by Supplier.  [SANM Legal:  This requirement will need to be further discussed by the parties.]

2. Purchase Orders and Forecasts

a.              Purchase Orders.  Purchase orders will be provided by Control4 to Supplier five months prior to the expected ship date (six months prior to delivery for ocean shipments).  Each Purchase Order submitted by Control4 will be binding upon the Parties upon acceptance by Supplier. Supplier will be deemed to have accepted a Purchase Order if Supplier fails to reject such Purchase Order by notifying Control4 within forty eight (48) hours of its receipt thereof (excluding weekends and local government holidays).  Following acceptance of a Purchase Order, Supplier may not reject or deviate from such Purchase Order without Control4’s written approval, which Control4 may grant or withhold in its sole discretion.

b.              Forecast.  Control4 shall use commercially reasonable efforts to provide Supplier with a rolling one year, three hundred sixty-five (365) day, forecast of expected Product order quantities.  Supplier shall make purchase commitments (including purchase commitments for Long Lead-time raw materials and components no sooner than the Lead-time of such raw materials plus two weeks transformation time and whatever the requested freight method is for the applicable valid Purchase Order) to its materials and component suppliers (“Vendors”) based upon the then-current valid Production Orders and, as needed for components with longer lead times than the valid Purchase Orders allow for, the Forecast where approved in writing on a quarterly basis, and Control4 shall be responsible for all such raw materials and components.  Control4 acknowledges that it shall be financially liable for all raw materials and components ordered in accordance with this Section, including such reasonable expenses or overages such as Minimum Order Quantities required by Vendor but not including Economic Order Quantities or pre-purchase scheduled deliveries designed to benefit Supplier margins, and single partial reel quantities or otherwise reasonable amounts of raw material WIP that is not returnable to Vendor. At Control4’s request, Supplier shall use commercially reasonable efforts to minimize Control4’s liability for such raw materials and components by attempting to return them to the Vendor; provided, however, that Supplier shall not be obligated to attempt to return to Vendor Components, which are, in the aggregate, worth less than $1,000.

Schedule C — Quality Assuance Requirements

1.              Scope of this Schedule]

1.1             Minimum Quality Guideline.  This Schedule defines the work to be performed and delivered to Control4 by Supplier according to the conditions specified in the Agreement.  This Schedule will set expectations and provide minimum guidelines for Supplier policies, procedures, and standards for quality assurance.

1.2             Quality Practice Agreement.  This Schedule is the basis for technical capability, organizational conditions, and processes which are applied by Supplier and Control4 in order to meet quality goals of both companies.

1.3             Costs.  Any costs related to performing the Services are the sole responsibility of Supplier.

2.              Definitions

Business Day	One of the standard, generally accepted days of business operation each week, apart from federal holidays, in the United States of America.

Catastrophic Issue	A Product failure that represents possible safety issues; which may include burns, flameouts, smoke, and any risk to persons, property, and/or the environment.

Chronic Case	A continuing Product failure that has been identified by Supplier, by Control4, or by Supplier’s sub-supplier.

Component	Means all materials, individual components and assemblies, which are ultimately to be incorporated into a Product or are designated to be incorporated into a Product.

Corrective Action	Means an action to eliminate the cause of a detected nonconformity and to prevent reoccurrence; more than one (1) nonconformity may exist in an FA Case.

Customer	Means an end-user and/or purchaser of a Product.

FA Case	Means a request for RCFA, which includes any related Product(s), derivative analysis, and supporting information describing the related failure event(s).

Failure Analysis	Means the same as RCFA.

Finished Assembly

Means all assemblies manufactured by Supplier or Supplier affiliates or any third party, including any Components included within that Finished Assembly, which are ultimately to be incorporated into a Product or are designated to be incorporated into a Product.

Initial Report	Means a report of preliminary RCFA findings, including problem description, fault isolation and testing strategies, and theory of failure, created per those requirements in the RCFA Procedures.

IQA/IQC	Incoming Quality Audit or Control

Quality Management System	The organizational structure, procedures, processes and resources needed to implement quality management plan.

RMA	Means Returned Merchandise (or Materials) Authorization.

Root Cause	Means the specific event or malfunction that caused failure in a Product, which if repaired or removed, another like event or malfunction would not occur.

Services

Means the activities provided by Supplier to Control4 in accordance with this Schedule, including Product receipt, handling, storage, failure analysis, data collection, RCFA, shipment, and disposition; in addition, report writing and presentation of data and findings.

3.              Quality Requirements

3.1             Supplier Quality. Supplier shall provide technical and organizational conditions in order to produce and supply high quality Products.

3.2             Control4 In-Bound Quality. If at any point the failure rates at Control4’S IQC exceed 0.5%, for Supplier related failures, Control4, at its sole discretion, may consider Supplier to be in material breach of this Agreement.

3.3             Warranty.  During the applicable Product warranty period (as defined in the Agreement), if any units have been returned for repair and shipped back to Control4 with multiple instances of test failure or failure to meet specifications as defined in this Agreement, Supplier shall replace the unit with a new unit at no extra charge or cost to Control4.

3.4             Corrective Action.  Supplier shall investigate and determine Root Cause of quality defects, with the purpose of implementing corrective actions that prevent like failure events.

4.              Quality Management System at Supplier Location

4.1             Supplier agrees to introduce and maintain a Quality Management System based on ISO 9001:2000 with the obligation to set a zero-defect goal and to continuously improve performance.

4.2             Production, inspection and/or packaging equipment provided by Control4 shall be included in the Quality Management System.

4.3             Control4 is interested in the protection and maintenance of our environment. Therefore, Supplier shall use an Environmental Management System based on ISO 14001 or similar.

5.              Quality Management System at Sub-Suppliers Location

5.1. If Production or inspection equipment, software, services, material or any other components are provided by sub-Suppliers, they will be part of Supplier´s Quality Management System. Otherwise Supplier will secure quality by adequate actions.

5.2. Supplier also shall require its sub-suppliers, or with written approval from Control4 for exception, introduce and maintain a Quality Management System based on ISO 9000 with the obligation for sub-suppliers to also set a zero-defect goal and to continuously improve their performance.

5.3. Control4 may demand documented evidence from Supplier showing the effectiveness of the Quality Management System utilized by its Sub-suppliers.

6.              Information

6.1. If it becomes evident that any quality requirements, such as quality characteristics, schedules or delivered quantities, cannot be met, Supplier shall inform Control4 immediately. Supplier shall also notify Control4 immediately of any deviations detected after delivery.

6.2. To support a rapid solution, Supplier shall disclose all necessary data and facts. Supplier agrees to seek approval of Control4 prior to:

•                  Changing of sub-suppliers

•                  Changing test methods/equipment

•                  Relocating Production sites

•                  Relocating Production equipment at the same site

•                  Outsourcing

•                  Substitution

6.3. In order to be able to check the impact of changes above, Supplier shall inform Control4 BEFORE, or notify Control4 in writing as soon as possible, any of the above are implemented. Duty to inform will not be applied in case of non Control4 specific standard parts.

7.             Audit

7.1.         Supplier shall authorize Control4 to determine through audits whether its quality assurance activities meet the requirements of Control4. The audit can be conducted as a system, process or Product audit. Supplier shall support even short-term audit date requests. Reasonable restrictions imposed by Supplier to safeguard business will be accepted and confidentiality will be warranted.

7.2.         In the event of quality problems, Supplier shall enable Control4 to conduct an audit at its sub-suppliers.

7.3.         Control4 shall communicate audit results to Supplier.

7.4.         If Control4 considers corrective actions to be needed, Supplier agrees to immediately prepare an action plan and implement it on schedule through Control4’s Supplier Corrective Action (SCAR) system.

7.5.         Supplier shall notify Control4 of all progress made.

8.              Product and process agreements

8.1.         The Products shall comply with agreed or warranted conditions (e.g. specification, data sheets, drawings, sample parts). Supplier shall promptly examine all documentation provided by Control4 (e.g. specifications, data sheets, drawings) within its Arena system. Supplier must use the Control4 Arena implementation as the official Product definition or “Product master”. All changes to the Products will be tracked in the Arena system.

8.2.         If Supplier finds that the Control4 documentation is incorrect, unclear, incomplete or different than a sample part, Supplier shall inform Control4 in writing prior to start of mass Production or performance of services.

8.3.         Mass Production and First Article Acceptance Report

•                                     Prior to starting mass Production, Supplier shall, if not agreed otherwise, submit a mass Production process validation plan, similar to PPAP per QS9000. Verification of applicability and capability shall be provided.

•                                     Prior to starting mass Production, Supplier shall submit initial samples of the Product built under mass Production conditions in agreed quantities and on schedule.

•                                     Mass Production may not be started until it is released by Control4 through the FAAR (First Article Acceptance Report) program.

9.              Process capability

9.1.         For all process characteristics, Supplier shall perform process planning (work plans, test plans, operating supplies, tooling, machinery, etc.).

9.2.         For functional and process critical characteristics Supplier shall review the suitability of the manufacturing facilities and shall document the results. Documented test results and process data must be made available to Control4 electronically.

9.3.         Product quality is monitored with periodic audits. “Special characteristics”, identified and agreed on between Control4 and Supplier shall, if applicable, be monitored electronically by statistic process control.

9.4.         Special characteristics and process capabilities shall be determined and documented.

9.5.         If not agreed otherwise, the following values shall be maintained:

Type Term Capability

Machine capability MFU Cmk > 1,33

Short-term process capability PFU Ppk > 1,

Long-term process capability PFU Cpk > 1,33

If the value above cannot be met, Supplier shall perform and document a 100% inspection prior to shipping, until the root cause has been determined and fixed.

In the case of process disruptions and quality deviations, Supplier shall analyze the causes, shall initiate improvement measures and review their effectiveness.

Cpk	Sigma level (σ)	Area under the probability density function Φ(σ)	Process yield	Process fallout (in terms of DPMO/PPM)
0.33	1	0.6826894921	68.27%	317311
0.67	2	0.9544997361	95.45%	45500
1.00	3	0.9973002039	99.73%	2700
1.33	4	0.9999366575	99.99%	63
1.67	5	0.9999994267	99.9999%	1
2.00	6	0.9999999980	99.9999998%	0.002

10.       Control4’s quality expectation

10.1.                Supplier is committed to achieving zero defects in delivered Product in the same way as Control4 is towards its customers. If the zero-defect goal is not attainable short-term, Control4 together with its Supplier shall set temporary upper limits for defect rates as an interim goal. Supplier shall propose and agree with Control4 on improvement actions. If the defect rate is below the upper limit, this does not release Supplier from its responsibility to process all complaints and to proceed with continuous improvement activities.

10.2.                Based on a periodic Supplier rating, the quality performance of Supplier will be monitored and reported by Control4. It is expected that Supplier will monitor its quality performance as well. Within the Warranty Period , Supplier guarantees that all Products, which are only assembled or sold without modification, are free of defects, which might be caused by material defects or poor processing.

10.3.                Control4 shall implement incoming inspections, functional tests, and manual test at its IQC using its sole discretion. All Products will be 100% inspected that have externally apparent shipping damage and conformation of the quantity and part number of the ordered Product will be verified according to supplied shipping documentation.

10.4.                Discrepancies and failures are reported without delay. If the defect is not detected directly after delivery, Supplier will waive the claim of late notification of defects within the applicable warranty period defined above in the Agreement.

10.5.                If, in exceptional cases, Supplier is unable to supply Products conforming to the specification, Supplier must obtain a concession from Control4 prior to delivery.

10.6.                Control4 may, following notification to Supplier, at Supplier’s expense, hire an inspector to be located at Supplier’s manufacturing facility to perform outgoing quality inspections until such time that failure rates at the facility fall below the mutually agreed upon upper failure limit.

10.7.                Prototype and pre-production units are exempted as well as other shipments where Control4 has agreed to such in advance.  Supplier shall work closely with the Control4 to rectify any reported defects from the initial product shipments units.

10.8.                Supplier agrees to implement mutually agreed upon comments and ideas from Control4 to improve Product quality by modifying Production and quality assurance activities.

10.9.                If the supply of components is not conforming to specifications, should threaten to cause a Production interruption at Control4 or its customers, Supplier, in consultation with Control4, must seek a remedy through suitable mutually agreed immediate actions (substitute delivery, sorting, rework, special shifts, rush shipment etc.).Supplier then analyzes defects without delay, with support from Control4 to the extent necessary and possible.

10.10.         Defective parts shall be returned to Supplier. Supplier agrees to analyze each deviation and to notify Control4 promptly of the cause of the deviation, initiated corrective and preventive measures as well as their effectiveness.

11.      Safety and Environmental Regulations

11.1.                Supplier commits to complying with all legal regulations regarding the environment, health, and striving to avoid all negative effects on humans and environment through an adequate organization and realization of environmental protection in the company.

11.2.                For this, the implementation and further development of an Environmental and Occupational Safety Management Systems is required.

11.3.                If there is an exception for these requirements it must be clearly communicated to Control4 in writing for every single case.

12.       Failure Analysis (FA) of Returned Products

12.1.                FA Case Prioritization

•                                     Prioritization of FA Cases will be determined and communicated by Control4 to Supplier.

•                                     If Supplier should determine that an FA Case is, or may be, a Catastrophic Issue and thus qualifies for Priority 1 status (see Section “Priority Definitions” below), Supplier must notify Control4 within one business day of determination, and prepare the Product for shipment to Control4. Supplier must also verify, by written acknowledgment of receipt by Control4, that such notification was received by Control4.

•                                     Priority Definitions

•                  Priority 1 (“P1”) — Catastrophic Events: A catastrophic Product failure that represents possible safety issues, which may include burns, flameouts, smoke, and any risk to persons, property and/or the environment.

•                  Priority 2 (“P2”)  — High Priority Cases: A Product failure event with a significant impact; this event may occur at any time post-sale and is not constrained by the age of the Product.

•                  Priority 3 (“P3”) — Standard Cases: As defined per Product.

•                  Priority 4 (“P4”) — Extended Cases: As defined per Product.

12.2.                Priority Service Levels

•                                     For FA Case Initial Report: The time from FA Case receipt to when FA Case Fault Duplication and Initial Report must be completed and submitted to Control4:

•                  Priority 1 — as soon as possible — immediate and consistent work must be performed until FA Case closure

•                  Priority 2 — Three (3) Business Days

•                  Priority 3 — Ten (10) Business Days

•                  Priority 4 — Twenty (20) Business Days

•                                     For FA Case Root Cause results: The time from FA Case receipt to when FA Case Fault Isolation and Root Cause results must be completed and submitted to Control4:

•                  Priority 1 — as soon as possible — immediate and consistent work must be performed until FA Case closure

•                  Priority 2 — Ten (10) Business Days

•                  Priority 3 — Twenty (20) Business Days

•                  Priority 4 — Thirty (30) Business Days

13.       FA Case Receiving Procedures

13.1                   Receiving Product

•                                     Control4 must request an RMA from Supplier.  Control4 can contact Supplier’s technical support or Logistics RMA Coordinator to receive the RMA.

•                                     Once the Product associated with the FA Case is physically received, Supplier must:

•                  Notify Control4 within one (1) Business Day; and

•                  Immediately assign the FA Case into Supplier workflow according to its priority; and

•                  Assign a case owner to the FA Case within one (1) Business Day of receiving an FA Case.  The “Case Owner” is the technical point of contact for an FA Case and will own the FA Case until it is closed and/or reassigned by Supplier.

13.2                   Product Inspection

•                                     If it is determined and/or suspected that the Product or the packaging incurred physical damage during transportation, Supplier must take a photograph of the evidence and archive it digitally with the FA Case.

•                                     Discrepant Receipt or Incomplete Information

•                  If the Product received does not match the Product detailed in the FA Case (i.e. is a discrepant receipt), then Supplier must:

•                  Record the following Product information with the FA Case and send a notification to Control4 including Product’s serial number, RMA number, Product ID, and digital photograph of packaging and Product; and

•                  Wait for further instructions from Control4 before proceeding to disposition of the Product.

•                  If Product does not match failure information, or if Product is not fully configured as recorded, Case Owner will contact Control4, notifying him/her of FA Case inadequacies.  For situations where FA Case data is missing as listed above, Case Owner will:

•                  Send an inquiry to Control4 within one (1) Business Day of identifying specific issues and/or data needed to proceed with the FA Case.

•                  If requested information is received, and/or if dialog with Control4 is initiated where requested information is forthcoming, then Case Owner will confirm receipt of requested information and proceed to Section “Initial Inspection and Supporting Information.”

•                  If requested information is not received within five (5) days despite active pursuit by Case Owner, then Case Owner must write a report detailing: (i) steps taken to retrieve the required information; and (ii) justification for closing the FA Case without information. Case Owner must recommend the FA Case for closure to Control4   for reason of “Insufficient Information” and proceed to Section “FA Case Approval.”

14.       FA Case Investigation

14.1                   FA Case investigation must be conducted in a manner so as to fully understand failure issues and for the following purposes (“Case Investigation”):

•                                     Associate similar active FA Cases to consolidate work.

•                                     Identify similar failures in manufacturing and/or repair services.

•                                     Identify known issues to prevent redundancy of work.

•                                     Supplier shall make every effort to ensure that the cause of the failure is not removed or destroyed during all phases of RCFA, including the inspection, testing, and investigation of the FA Case.

14.2                   Case Owner will investigate all available history regarding Products associated with an FA Case, including but not limited to:

•                                     Test history of Product

•                                     Manufacturing repair/rework history of Product(s)

•                                     Service repair/rework history of Product(s)

•                                     Software-related issues of the same version of the FA Case resulting in similar issues described in the FA Case

•                                     Corrective Action FA Case number(s) relating to the Product(s)

•                                     Existing field notice number(s) relating to Product(s)

14.3                   Supplier will aggressively monitor ongoing FA Cases for the purpose of identifying and escalating any suspected Chronic Case, and associating similar failure events which may occur in multiple FA Cases.  If similar events or associated FA Cases are discovered, then Supplier must:

•                                     Assign one internal Case Owner to the similar events.

•                                     Notify all current Case Owners with possible similar event FA Cases of the suspected similar failure events.

•                                     If Case Owner determines that the FA Case may be a Chronic Case, then Case Owner must notify Control4 within one (1) Business Day.

•                                     Supplier will use all reasonable efforts in gathering information, investigating previous reference FA Cases, and communicating with prior Case Owners during the investigation to prevent redundancy of work with prior failure events.

15.       Fault Duplication

15.1                   The FA Case fault duplication phase will include the following actions (“Fault Duplication”):

•                                     Create and execute appropriate test plans for the purpose of duplicating a specific FA Case failure.

•                                     Capture and log all lessons learned and knowledge gained in a structure that will add value to future FA Cases by creating a clear and concise knowledge base.

•                                     Identify known issues to prevent redundancy of work and to associate similar active FA Cases to consolidate work.

•                                     If, at any time during Fault Duplication, more information regarding the application of the Product is needed, the Case Owner will contact Control4 to request the necessary information.

15.2                   If a fault is confirmed through Fault Duplication, then:

•                                     For the purpose of creating a knowledge base for future reference, Case Owner must capture and log, with the FA Case, the specific test plan and/or technique required to duplicate the fault AND the specific result (i.e. error code, Product behavior, etc.) that represents the fault determined to be the failure issue.

•                                     Proceed to Section “Fault Isolation;” else continue to next step in this Section.

•                                     If a fault other than that which the Customer-reported is confirmed through Fault Duplication:

•                                     For the purpose of creating a knowledgebase for future reference, Case Owner must capture and log, with the FA Case, the specific test plan and/or technique required to duplicate the fault AND the specific result (i.e. error code, Product behavior, etc.) that represents the fault determined to be the Customer’s issue.

•                                     Case Owner must update the FA Case accordingly and contact Control4 to validate that the failure duplicated by Supplier was not witnessed by the Customer.

15.3                   If a fault is found to represent a Customer-witnessed failure, proceed to Section “Fault Isolation;” else notify Control4 of the fault.

15.4                   In the event the FA Case failure or any anomaly was not confirmed during the specific and exhaustive investigation conducted by Supplier, then Case Owner must log all Fault Duplication efforts with the FA Case within one hour after completion of the investigation.  Upon review, Supplier and Control4 will agree upon a course of action:

•                                     That Supplier will continue testing and will revamp the test plan and log new investigation plans with the FA Case; or

•                                     To determine justification for FA Case closure if it is agreed that failure is not a hardware failure; Case Owner will log the justification in the FA Case and will proceed to Section “FA Case Approval.”

15.5                   If the Case Owner has exhausted all means of duplicating the failure and these have been sufficiently documented, then Case Owner must write a report summarizing all steps taken and theories pursued in Fault Duplication, and a clear justification for the FA Case to be closed as “Can Not Duplicate,” then proceed to Section “FA Case Approval.”

16.       Initial Report

16.1                   The Initial Report for each FA Case must be logged with the FA Case within the time specified in Section “Priority Service Levels.”

16.2                   Required Initial Report topics may already be recorded with the FA Case as an ongoing part of Case Investigation and Fault Duplication.  Supplier must include the following information in the Initial Report:

•                                     “Problem Description,” which should include:

A detailed description of the problem reported by the Customer; this description may already have been entered with the FA Case when it was opened.  If the original problem description is unclear or incomplete, the Case Owner will author a summary of the problem description in the Initial Report.

•                                     “Case Details,” which should include:

•                  Details of the FA Case, including FA Case number, Product identification information (“PID”), confirmed serial numbers of Products, etc.

•                  “Fault Duplication Plan,” which should include:

•                                     Details of the testing method that will be used to reproduce the failure, and instructions on how the failure will be reproduced.

•                                     “Fault Duplication Results,” which should include:

•                  Details of the Fault Duplication findings.

•                                     “Explanation of Impact,” which should include:

•                  Description of indicative failure’s impact on Customer operations and/or field.

•                  References to previous reported like failures.

•                  Reference to any trend information indicating the failure may reoccur.

•                  Instructions on what action can be taken in the event this failure reoccurs.

•                  Instructions on a work-around procedure or prevention action available for the Customer.

17.       Fault Isolation

17.1                   The FA Case fault isolation phase will include the following actions (“Fault Isolation”):

•                                     Create and execute a customized investigation plan for the purpose of identifying the reason why the failure occurred.

•                                     Capture and log all lessons learned and knowledge gained in a structure that will add value to future FA Cases by creating a clear and concise knowledge base.

•                                     Identify known issues to prevent redundancy of work, and associate and coordinate work on similar active FA Cases.

17.2                   If at any time during Fault Isolation it is determined that the FA Case under investigation is a known failure, refer to Section “Associating FA Cases.”

17.3                   The Fault Isolation results for each FA Case must be logged with the FA Case within the time specified in Section “Priority Service Levels.”

18.       Theory of Failure

18.1                   Once an FA Case completes Fault Duplication, the Case Owner shall develop a “theory of failure.” The theory of failure is a hypothesis of the cause of the failure event, which Supplier will assume when proceeding with Fault Isolation and with Root Cause investigation (see Sections “Fault Isolation” and “Root Cause” below for description).  The theory of failure must be recorded with the FA Case.

18.2                   Supplier will initiate Fault Isolation phase, logging all efforts in the FA Case as they are conducted.

18.3                   Case Owner must update the theory of failure in the FA Case whenever evidence is found that changes the theory of failure.

19.       Notification & Containment

19.1                   The purpose of notification and containment is to prevent further exposure of the failure in the field.

19.2                   In the FA Case, the Case Owner must record the Explanation of Impact (See Section “Topics for Initial Report” above).

19.3                   Case Owner must copy Control4 via email on any communications to Supplier’s Product manufacturing and Supplier’s repair services organizations regarding any new FA Case failure (not a failure mode that is known, but a failure that falls outside previously identified exposure, etc.).

19.4                   All notifications must include instructions on how to duplicate the failure, as well as a method for positively determining bad Product from good.  Methods may include Product and/or Component date code information; specific non-standard manufacturing tests used to expose failure; and/or visual inspection methods.

19.5                   Control4, with the active involvement of the Case Owner, will determine what actions to take and whom to communicate with in executing any actions deemed required to contain the failure.

19.6                   In the FA Case, Case Owner will log all plans, actions, and results of any containment action(s) taken, including:

•                                     Yield results of any screening technique implemented at the manufacturing and/or service repair site (attach spreadsheets, etc.).

•                                     Contact information for owners of containment actions.

•                                     Reference to relevant Corrective Action(s) already initiated or containment actions against FA Case failure mode already being pursued.

20.       Fault Isolation Processes

20.1                   Case Owner shall perform as complete IPC-610 inspection as possible without disturbing any evidence of the theorized failure and record results.

20.2                   Case Owner shall exhaust all non-destructive methods of isolation prior to pursuing any destructive methods.  Examples of non-destructive methods include: X-ray, logic analyzer, ICT, boundary scan/flying probe, configuration modification, fault injection, etc.

20.3                   Upon exhausting all non-destructive methods relevant to the FA Case, update the FA Case with all findings, both positive and negative.  Updates should be recorded in a timely manner.

20.4                   Proceed with destructive isolation methods if necessary.  Case Owner must take into account both the available linked FA Cases (demonstrating like failures), and the population of Product available for analysis when planning any destructive Fault Isolation methods.

20.5                   Upon achieving Fault Isolation of the cause of the failure event:

•                                     Case Owner must log in the FA Case the methodology and/or technique, which was required to isolate the fault. Information should be logged with the intent of creating a knowledge base for future reference.

•                                     Case Owner must log the specific result (i.e. error code, Product behavior, etc.) that identifies the isolated fault.  Information should be logged with the intent of creating a knowledge base for future reference.

•                                     Case Owner must update the FA Case accordingly and proceed to Section “Root Cause;” else continue to next step in this Section.

21.       Failure to Isolate Fault

21.1                   If the Case Owner has exhausted all means in attempting to isolate the failure that has been duplicated, the Case Owner will write a report summarizing all steps taken, all theories pursued, and a clear justification for recommending one of the following actions:

•                                     Nominate the FA Case for escalation to Control4; or

•                                     Nominate the FA Case be closed as “Can Not Duplicate” or “Can Not Isolate” and proceed to Section “FA Case Approval.”

22.       Proceed to Root Cause

22.1                   Upon completion of the Fault Isolation, Case Owner will advance the FA Case to Root Cause.  Proceed to Section “Root Cause.”

22.2                   If Case Owner believes that Root Cause should not be pursued for a specific FA Case, then proceed to Section “FA Case Approval.”

23.       Root Cause Analysis

23.1                   Case Owner shall conduct a Root Cause Analysis for each applicable FA Case

•                                     The purpose of Root Cause analysis is to identify the specific event or malfunction that caused failure in a Product, which if repaired or removed, another like event or malfunction would not occur.

•                                     The Root Cause analysis will endeavor to achieve the following:

•                  Identify field exposure of failure.

•                  Provide data and recommendations for failure containment.

•                  Provide engineering evidence to drive conformance by Component Supplier and/or Product manufacturer to specifications and corrective actions.

•                  Provide engineering expertise to improve design and manufacturing processes and procedures.

•                  Identify correlations of failure modes among Products.

•                  Provide clear supporting data and recommendations for implementation of Corrective Actions.

24.       Root Cause Investigation

24.1                   Case Owner will initiate the Root Cause investigation phase and will log all efforts with the FA Case as they occur. The Case Owner of the FA Case during the Root Cause phase may be different from the Case Owner of the FA Case during previous phases of RCFA.

24.2                   For all FA Cases, Supplier is accountable for discovering the Root Cause “event” that caused the failure, either by Contact FA’s own means or through the use of external facilities as necessary.

24.3                   Every effort must be made in ensure that non-destructive analysis methods are pursued and exhausted prior to using any destructive analysis method.

24.4                   Special attention must be made to qualify Products available for destructive analysis to prevent inconclusive Root Cause analysis results.

24.5                   Case Owner must design the tests to validate or disprove Root Cause theories.  FA Case Owner is responsible for coordinating with the appropriate organizations in Case Owner’s company to procure resources required for such tests.

24.6                   Case Owner must log the following information with the FA Case at a minimum interval as defined above in Section “Priority Service Levels.”

•                                     Component disposition changes.

•                                     Changes in Root Cause theory.

•                                     A journal of tests to be performed, when, by who, and their results (including photos, charts, video and raw data).

•                                     Conclusions drawn from test results.

•                                     Tracking information from carriers, when onward shipping is required.

25.       Third Party RCFA Analysis

25.1                   Supplier is responsible for managing the relationship with any third party when submitting a Component to the third party for Failure Analysis.

25.2                   Supplier will manage the third party to perform within a reasonable timeline for providing status updates and FA Case conclusions, and Supplier will ensure that any third party failure analysis results meet the definitions of Root Cause Analysis and Corrective Action.

25.3                   Case Owner is responsible for authoring the final report based on findings provided by the third party.

26.       Root Cause Report

26.1                   Supplier shall draft a Root Cause Report that describes the story of the entire life of the failure: from the point when the possibility of a failure was introduced, to describing the impact of the failure on the Product, to identifying a complete list of affected Products, through to a recommendation for a Corrective Action which will remove the possibility of the failure occurring again.

26.2                   The Root Cause Report must include all information relevant to the FA Case, including but not limited to the following information, as applicable:

•                                     Root Cause closure reason

•                                     Corrective Actions and Corrective Actions Case number(s) relating to the Case

•                                     Field notice number(s) relating to the Case

•                                     Top level assembly

•                                     Serial number/MAC Address/Zigbee Address

•                                     Control4 part number

•                                     Component manufacturer

•                                     Component manufacturer part number

•                                     Location of failure on the printed circuit board assembly

•                                     All relevant date and lot codes

•                                     Any other information relevant to the FA Case

27.       Corrective Actions

27.1                   For all Corrective Actions implemented, it is the Case Owner’s responsibility to ensure that it will sufficiently and effectively address the Root Cause identified and will likely prevent similar failures from occurring.

27.2                   Case Owner must determine if a Corrective Action recommended and/or implemented by Supplier and/or a third party engaged by Supplier for RCFA adequately addresses the Root Cause.  Case Owner will ensure that such Corrective Action is documented in detail and logged with the FA Case.

27.3                   Corrective Actions, both those recommended by Case Owner and those implemented by a third party and/or Supplier, must include the following information:

•                                     Date of implementation.

•                                     Method of identifying the Component / Product manufactured using the corrected process.

•                                     Method of identifying the Component / Product manufactured using the faulty process.

•                                     Plan for and/or data confirming that the Corrective Action is successful in resolving the Root Cause.

28.       FA Case Approval

28.1                   FA Case Approval Procedure

•                                     To close an FA Case after completion of Root Cause analysis, Case Owner must complete the topics required for the Root Cause report.  Case Owner must also provide any additional information agreed upon by Supplier and Control4.

•                                     To close an FA Case if the FA Case did not proceed to Root Cause analysis, Case Owner must fully justify, in writing with the FA Case, the FA Case closure reason or the reason for not pursuing Root Cause analysis, and submit this to Control4.

•                                     FA Cases pending closure approval will be reviewed by Control4 or Case Owner cannot close an FA Case without approval from Control4.

29.       RCFA Administration

29.1                   Communications and Reporting

•                                     Supplier must designate an operations manager (“Supplier Operations Manager “) and proxy as primary and secondary points of contact for all operational topics related to RCFA.

•                                     Control4 Quality Manager will be Supplier’s first point of contact for all communications to parties within Control4, unless otherwise directed.

•                                     For all Supplier communications with other parties, Supplier must copy Control4 on each message to ensure that Control4 is kept informed.

•                                     Supplier must provide the following written reports to Control4 as requested:

•                  FA Case receipt and backlog report

•                  FA Case closure report, with summary of findings

•                  Inventory of Products

•                  Product disposition report

•                                     Supplier will attend daily/weekly/monthly calls or operational meetings, as necessary, upon the request of the Control4 to ensure acceptable performance of the Services.

30.       Supplier Product Readiness

30.1                   Supplier must be ready to perform RCFA on any Product from the date of first shipment of the Product to Control4 unless otherwise agreed between Supplier and Control4.

30.2                   Control4 reserves the right to verify that Supplier is RCFA-ready at the point of first shipment to Control4 for each Product.

31.       Escalation

31.1                   Supplier must escalate issues, which may impact performance of the Services, including requests for more FA Case information, to Control4.

31.2                   Supplier must copy Control4 on any escalation-related communications, which are related to the performance or response, or lack thereof, of any sub-supplier.

32.       Shipping

32.1                   Shipping Requirements

•                                     Supplier may be required, for the purposes of RCFA, to ship Product to worldwide destinations designated by Control4.

•                                     Supplier must use industry-standard operating procedures to ship the FA Case Product in its entirety to the appropriate location and contact person named by Control4, and inform the destination party of relevant tracking information.  Supplier must mark the FA Case number in a prominent location on the external package.

•                                     Supplier is responsible for scheduling shipments, defining shipping requirements, shipment configuration, labeling, shrink-wrapping, and performing pallet utilization and preparation to optimize cost and service for any shipment necessary in performing the Services.

•                                     Supplier must maintain, and produce upon request, all physical and electronic documentation and data relating to the importation, exportation and international transport of the Product (e.g., Commercial Invoice, Packing List, Airway Bill, Customs Entry Documents, export and import permits, VAT and indirect tax payment receipts, proof of delivery, etc.) and any relevant safety handling forms for a period of not less than five (5) years from the date of each shipment or as otherwise required by law.  Supplier will monitor compliance with such requirements.

32.2                   Costs

•                                     In-warranty units: Supplier shall provide a detailed RCFA of Control4 field failed units at no cost to Control4.

•                                     Out-of warranty units: Supplier shall provide a detail RCFA of Control4 field failed units at the rate to be agreed by the Parties in writing.

32.3                   Shipping

•                                     Shipment of any Product back to Supplier for the purpose of performing RCFA is the sole responsibility of Supplier and must be conducted per the RCFA procedures.

33.       Inventory Management

33.1                   Inventory Requirements

•                                     Supplier must have the ability to locate a Product by serial number, MAC/Zigbee address and/or FA Case number at all times and immediately upon request.

•                                     Supplier must verify the physical location a specified Product within four (4) business hours of any request by Control4.

•                                     Supplier must provide an inventory count of all Products on Supplier premises as requested for the operational meetings.

•                                     If requested by Control4, Supplier must provide Control4 with an accurate yearly physical inventory count of all Products on Supplier premises.

•                                     Supplier must submit an inventory report to Control4 within two (2) Business Days of conducting a physical inventory.

34.       Performance Evaluation

34.1                   Supplier must attend operational reviews with Control4 as requested, and must provide supporting data for performance metrics and other measurements relevant to the Company’s performance of the RCFA Services.  Performance will be evaluated through Control4’s Supply Management team.

Schedule D — Manufacturing and Core Requirements

1.              Purpose

This Schedule I establishes the core manufacturing and quality assurance requirements for Supplier, and wherever applicable, Supplier shall ensure that Supplier and its contract manufacturers comply with the requirements contained herein as well as any other requirements or terms of delivery communicated to Supplier from time to time by Control4.  This Schedule further describes the standard by which Control4 will review and assess Supplier’s performance and ability to deliver the Products.  Any deviation from these manufacturing core requirements must be noted and approved by Control4 in writing prior to such deviation.

2.              Scope

Supplier is responsible for the quality management of the entire product life cycle from concept to End of Life (EOL).

This Schedule does not address the business and the design engineering aspects.  Following these expectations does not guarantee product qualification; product qualification will be based on actual results of the qualification process.  Additional requirements may be specified in the Supplier Agreement, the Control4 technical specification, PRD (Product Requirements Definition) or otherwise in writing by Control4.

3.              Manufacturing Core Requirements

3.1.         Manufacturing Quality Requirements

3.1.1         Components within the Products

Supplier shall ensure that all the components used on the Products have fulfilled component level reliability qualifications per appropriate industry standards.  Moreover, Supplier shall also ensure that the components used meet the performance criteria specified by the component vendors as applicable to the Products.

3.1.2         Traceability

3.1.2.1           Component Traceability

Control4 requires traceability for all components and sub-assemblies used within the Products.  Exceptions to this requirement may be made by Control4 in the applicable Statement of Work (SOW).

3.1.2.2           Product Traceability

Supplier shall have the ability to trace Products by lot code, date code, or unique identifier (e.g. product MAC ID or serial number).  Supplier shall have the ability to conform to a Product specific serialization scheme if required by Control4 in an SOW.  The records shall be readily provided to Control4 upon request.  Supplier shall also have the ability to identify the process and repair history of a Product.  The process and repair history of a Product shall be included in the Engineering Failure Analysis (EFA)/Root Cause Failure Analysis (RCFA) report or provided to Control4 upon request.

3.1.3         Compliance Requirement

3.1.3.1           Requirements for Lead-free

Supplier shall ensure that the Products meets lead-free the requirements defined in the current European Union RoHS specification.  In addition, Supplier shall ensure the lead free components used in its Products meet applicable industry standard reliability expectations.

Supplier shall have the ability to track and ensure that its component/sub-assembly vendors are providing compliant/ reliable materials.  Supplier shall provide Certificates of Compliance for all Products that are supplied to Control4.  All non-consumer lead-free products shall have solder-joint reliability and tin whisker testing completed and meet requirements per industry standards IPC/JEDEC JP002 - Current Tin Whiskers Theory and Mitigation Practices Guideline and JEDEC/JESD201 - Requirements for Tin Whisker Susceptibility of Tin and Tin Alloy Surface Finishes on components used within its Products. Supplier shall maintain and have readily available all records related to lead-free qualifications for up to seven (7) years or as otherwise agreed by Control4.

3.1.3.2           China RoHS

Supplier shall comply with all of the requirements of “China RoHS” for all Products.  Supplier shall affix the needed documentation and/or labeling on Products, when specified in the Control4 technical specification or PRD.

3.1.3.3           Conflict Minerals.

Supplier represents and warrants that it is in full compliance with conflict minerals laws, including, without limitation, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as it may be amended from time to time and any regulations, rules, decisions or orders relating thereto adopted by the Securities and Exchange Commission or successor governmental agency responsible for adopting regulations relating thereto (collectively, “Dodd-Frank Section 1502”).  Supplier must cooperate with Control4 to make available to Control4 and/or its agents, full material declarations that identify the sources of and amount of all substances contained in the Products. Unless Control4 specifically agrees in writing that a particular Product may contain a particular material, Supplier will also provide a statement that the Products do not contain various materials at issue in applicable laws and regulations. Supplier must declare each Product’s compliance to all applicable hazardous material legislation and identify any substances that are banned or must be declared under applicable laws. In addition, Supplier will make available any documentation that supports the declaration. Without limiting the generality of the foregoing, Supplier agrees to disclose to Control4, upon Control4’s request, to the extent known or discoverable by

Supplier following inquiry, the original source of all minerals contained in the Product. If Supplier does not know the original source of the minerals, Supplier agrees to cooperate with Control4, including disclosing from whom Supplier purchased the minerals and urging others to disclose such information, so that the original source of minerals can be accurately determined and reported. Supplier shall comply with all laws regarding the sourcing of minerals, including, without limitation, laws prohibiting the sourcing of minerals from mines controlled by combatants and Dodd-Frank Section 1502.  Without any further consideration, Supplier shall provide such further cooperation as Control4 may reasonably require in order to meet any obligations it may have under conflict minerals laws, including, without limitation, under Dodd-Frank Section 1502.

3.1.4         Workmanship Standards

3.1.4.1           Cosmetic/Workmanship Inspection Specification

Supplier shall comply with Control4’s Cosmetic Inspection Specification. Unless an alternate cosmetic specification agreed upon in the SOW, the above mentioned specification shall serve as the default cosmetic specification for all Products manufactured or produced for Control4.

3.1.4.2           Printed Circuit Board Assembly (PCBA) Acceptability

All PCBAs used within the Products shall comply with the IPC-A-610, Class 2 standard (latest revision) - Acceptability of Electronic Assemblies for visual quality acceptability of electronic assemblies.

3.1.4.3           PCB workmanship quality

IPC-A-600 Class 2 standard (latest revision) - Acceptability of Printed Boards shall serve as the acceptability criteria for all PCBs used within the Products. PCB’s used within Products shall meet the requirements of IPC-6012 (latest revision).

3.1.4.4           Screening and rework process

Supplier shall comply with the IPC-7711 (latest revision) - Rework of Electronic Assemblies and the IPC-7721 (latest revision) - Repair and Modification of Printed boards and Electronic assemblies for screening or rework processes required on PCBAs used within the Products.

3.1.4.5           Packaging

Supplier will package Products in accordance with good commercial practice, and in a manner acceptable to common carriers for shipment and adequate to ensure undamaged arrival of the Products.  Packaging provided by Supplier shall ensure that all material arrives at Control4 or it’s customers undamaged given normal wear and tear under standard shipping and handling conditions.

3.1.5           Process Control

Supplier is solely responsible and liable for the quality of the Product(s) and/or components procured, manufactured, or repaired for Control4. Any approval of Supplier’s methods or processes by Control4 does not release Supplier of this responsibility and liability.

3.1.5.1           Statistical Process Control (SPC)

Supplier shall define and implement an SPC system involving all critical process nodes, including any factory shop floor controls, critical equipment capabilities, preventive maintenance, and calibration procedures performed according to EIA-557 (latest revision) - Statistical Process Control Systems. Supplier shall also provide applicable reports to Control4 when requested.

3.1.5.2           Electro Static Discharge (ESD)

Supplier shall comply with applicable industry standard ESD practices in its operations, including but not limited to JEDEC JESD22-A114 (latest revision) - Electrostatic Discharge (ESD) Sensitivity Testing Human Body Model (HBM) and JEDEC JESD22-A115 (latest revision) - Electrostatic Discharge (ESD) Sensitivity Testing Machine Model (MM).  The use of equivalent industry standards is acceptable.

3.1.5.3           Shelf life, Moisture Sensitivity Level (MSL) and Material Safety Data Sheet (MSDS)

Supplier shall have documented policies and procedures around component shelf life, MSL and use of hazardous materials. Supplier shall comply with the industry standards J-STD-20 - Moisture/Reflow Sensitivity Classification for Nonhermetic Solid State Surface Mount Devices and J-STD-033 - Standard for Handling, Packing, and Shipping and Use of Moisture/Reflow sensitive surface mount devices.

3.1.5.4           Work Instruction

Supplier shall have controlled work instructions readily available to production personnel, including detail information such as equipment/tools, equipment parameter settings, process parameters, process flow charts, drawings, visual template, etc.

3.1.5.5           Environment Control

Supplier shall monitor and control the production environment to ensure that critical process parameters are met.  For example, controlled temperature/ humidity conditions on the shop floor, lighting, and other conditions as required by Control4.

3.1.5.6           Repair Process Control

Supplier shall ensure that reworked Products (for in-process defects) continue to meet Product quality and reliability expectations. The rework process flow shall include any necessary inspection and tests to ensure the above.

3.1.6         Engineering Failure Analysis (EFA)

3.1.6.1           Field Failures

When necessary, Supplier shall perform Failure Analysis as per Control4’s RCFA procedures.

3.1.6.2           Factory Failures

Supplier shall promptly remove components or materials causing factory failures and design defects out of its Work In Progress (“WIP”) to ensure that it can contain failures within its factory and thereby prevent field exposure. Supplier shall provide Control4 notification of any such failures or defects which may impact Control4 or its customers as it relates to the form, fit or function of a Product.

3.1.7         Test and Quality Records

Supplier shall have a system of maintaining test and quality records and data and shall promptly retrieve and transmit such records and data to Control4 upon request. Supplier shall archive all test records and reports, yield reports, field return rate reports and failure analysis reports up to five (5) years or as agreed to by Control4.

Supplier shall provide the following data monthly, or in some cases weekly, or on a different frequency agreed between Supplier and Control4:

•                  Manufacturing process data, trends, and target goals (with explanation about how the goals were established).

•                  List or information on corrective actions (process improvements, training, documentation, etc) in areas where monthly goals are not being met.

•                  Pareto of Top Ten MFG defects by Product and process area.

The above data and the associated reports shall be provided in a format recommended by Control4, or in an equivalent format agreed upon between Control4 and Supplier, that facilitates the automated importation of such data into Control4’s Quality Management System.   Supplier shall also meet with Control4 personnel on a weekly or monthly basis, or when necessary, or as mutually agreed upon to review the reports.

Some important data such manufacturing process data, including test results, will be electronically transferred to Control4 in a format and at a frequency agreed upon by the Parties.

3.1.8         Quality Systems and Processes

3.1.8.1           Notifications

Supplier shall notify Control4 in writing if any of the below-listed events occur:

1.              Epidemic failures or systemic issues

2.              Line stops with shipment / field impact to Control4

3.              Out of Box Audits (OBA) failures with shipment/field impact to Control4

4.              Test escapes with potential impact to Control4

5.              Design defects

6.              Yield below threshold established

Following discovery by Supplier, Supplier shall provide such notification to Control4 within:

•                  1 Business Day in the event of epidemic failures or Line stops with shipment / field impact to Control4

•                  5 Business Days for all other notifications

The notification by Supplier shall include the following minimum details:

•                  Problem description with detail information such as test station, yield rate, failure symptom, Date/Lot Code etc.

•                  Engineering Failure Analysis - if available at that time

•                  Root Cause - if available at that time

•                  Field impact and Risk evaluation

•                  Impact to other Products

•                  Containment/purge plan

•                  Short/long term action

•                  Recovery Plan.

3.1.8.2           Maverick Lots

Supplier shall have a process to identify “out of norm” batches and establish action steps in response to them. Supplier shall also analyze and demonstrate the reliability of the “out of norm” batch if there is a need to ship these Products. While doing so, Supplier shall notify Control4 and secure written approval for the “out of norm” shipments.

Supplier shall use TDN or another agreed upon temporary change notification process to control maverick lots.

3.1.8.3           Non-Conforming Product Control / Containment/Notification

Supplier shall have a methodology to separate non-conforming material from production material and a process to dispose non-conforming material. Once a potential defect is identified, Supplier needs to be able to contain the defect within its factory through processes such as raw material review, purge processes, MRB, WIP rework processes as well as perform field risk assessment. If there is a field risk identified, then Supplier shall have an immediate notification system or a proactive notification system or methodology to notify Control4.

3.1.8.4           Line Stops (Production Stops)

Supplier shall have an established process to determine line stops, establish cause and provide a closed-loop corrective action. Supplier shall have a system for notifying Control4 when it impacts Product quality, reliability or delivery.

3.1.8.5           Yield Goal Setting and Management

Supplier shall meet yield goals that are product-specific and mutually agreed with Control4 quality management. Supplier needs to have a process in place for atypical batches, in case yields fall below a minimum threshold or continuously trends downward.

3.1.8.6           First Article Inspection (FAI)

Supplier must also perform FAI on initial sample of production units, and provide to Control4 the Test/Inspection Plans and Test/Inspection data for review and approval. Control4 may require Supplier to provide either samples for internal verification or further data for validation.

3.1.8.7           Incoming Quality Control (IQC) and Outgoing Quality Control (OQC)

Supplier shall have a documented inspection process, which includes pass or fail criteria approved by Control4, and maintain records for both incoming and outgoing material traceable to Part number, ECO level, Serial number/MAC Address, and Date code.  Supplier shall also have a proper communication system, record maintenance procedure and a containment process for rejects.

3.1.8.8           Field Performance Requirements

Control4’s standard field failure rate goal is less than 5000 Defects per Million (DPM). Unless otherwise specified in the SOW or mutually agreed in writing, Supplier shall deliver Products that meet this goal. Quality levels apply to Products both inside and outside of the warranty period. Supplier is encouraged to work with individual C4 quality teams to determine appropriate failure rate goals for Products, if the above are not applicable targets.

Supplier shall also deliver Products at a dock-to-stock quality level once released to production.  Specifically, this means zero defects at Control4’s incoming inspection area.

Supplier shall have a system and the necessary tools for tracking Product shipments and returns. Supplier shall be able to track all shipments and return rates by month. Supplier shall also have the ability to track Control4 IQC/RMA returns by month, time-based return rates by 0-6, 7-18, >19 months and to estimate field MTBF.  Supplier shall also have the ability to track the breakdown of field returns to critical component/sub assembly level, and identify causes for the returns.

3.1.8.9           Key component Defects per Million Opportunities (DPMO)

Supplier shall have a system to measure and provide the DPMO for critical components both within Supplier’s factory and from the field where applicable.

3.1.8.10                Sampling plan and Acceptable Quality Level (AQL)

The sampling plan and AQL shall be clearly defined for Supplier inspections such as IQC, OQC and OBA as per applicable industry standards, ANSI/ASQC Z1.4-2008- Sampling Procedures and Tables for Inspection by Attributes and Z1.4-2008- Sampling Procedures and Tables for Inspection by Variables for Percent Nonconforming.  Use of a similar industry standard is acceptable.  Supplier shall have a procedure to address any inspection failures.

3.1.8.11    Defect Reduction / On Going Performance Monitoring

Supplier shall participate in performance monitoring efforts on a frequency specified by Control4 based on factory and field failure trends, particularly in the event of epidemic failures.  Supplier shall provide the following data where applicable:

•                  Field RMA/IQC Trend data along with target goals (with explanation about how the goals were established)

•                  Pareto of Top Ten RMA, IQC

•                  RCFA per Control4 RCFA Procedures.

The report can be provided in a format recommend by Control4 or equivalent as agreed upon between Control4 and Supplier.  Supplier shall also meet with Control4 personnel on a weekly basis, when necessary, or as mutually agreed upon.

3.1.8.12                Training programs

Supplier shall ensure that its contract manufacturer maintain a system to track the required training and retraining of its employees.

3.1.8.13                            Corrective Action System

Supplier shall maintain a system to track all corrective action issues with details including, but not limited to, Problem description, Root Cause Analysis, Containment Actions, Corrective Actions, Effectiveness verification.

3.1.9                                 Reliability

3.1.9.1           Failure rate and wear out estimation

Supplier shall be able to use applicable industry accepted standards to provide predicted MTBF or Annualized Failure Rate (AFR) values to Control4, including MIL-HDBK-217 Reliability Prediction of Electronic Equipment and the Telcordia Electronic Reliability Prediction US Commercial Telecommunication Standard SR-332, Issue 3 or 4. Supplier shall also state both operating conditions as well as the failure-rate source while reporting the values to Control4.  Upon Control4’s request, Supplier shall provide the expected service life, or time at which the failure rate will increase (wear out) and reliability decreases.

3.1.9.2           Reliability validation/qualification testing

Upon Control4’s request and at mutually agreed to testing and reporting details, Supplier shall demonstrate the reliability of Products through validation testing on production representative products/configurations.  Supplier shall also provide details of testing upon Control4’s request. This includes: typical sample size, test environment conditions, type of equipment used and acceleration factors. Unless otherwise specified in the ETRD/SOW, at least 60% of confidence level for reliability testing shall be achieved prior to Product shipment to Control4 and 90% confidence level for reliability testing by TTQV.  Supplier shall also provide EFA and corrective action for any failure during the qualification testing.

3.1.9.3           Continuous reliability validation

Upon Control4’s request and at mutually agreed testing and reporting times, Supplier shall demonstrate on-going reliability of Products through validation testing on production representative products/configurations unless otherwise stated in the SOW/ETRD. Supplier shall also, upon Control4’s request, provide details of tests including: typical sample size, test environment conditions, type of equipment used and acceleration factors. Supplier shall additionally provide EFA and corrective action on failures.

3.2                   Manufacturing Test

3.2.1         High Level Core Test Requirements

Unless otherwise provided by Control4, Supplier must provide all information necessary to:

•                  Demonstrate hardware coverage requirements as defined in the applicable SOW

•                  Demonstrate Product quality — IQA (Incoming Quality Audit) , RMA (Return Material Authorization), DOA (Dead on Arrival) yields as defined in the SOW

•                  Demonstrate test process control, software loading/verification control, test system maintenance, and test data management

Unless otherwise provided by Control4, Supplier must provide information on overall test process flow and details of each test step. When requested, Supplier shall provide access to test system(s) design, documentation, and source code.

Supplier must demonstrate the capability to provide test related data for automated processing used by Control4.

Supplier is required to have an Automated Test Process (i.e. perform structural/functional testing and test recording in an automated fashion) as this allows for a consistent and repeatable test execution.

3.2.2         Manufacturing Test Plan

Unless otherwise provided by Control4, Supplier must provide details of the test process(s) that the Product will go through during the manufacturing process.    It is expected that the test implementation is in accordance with the following details.

3.2.2.1           Test Philosophy

Unless otherwise provided by Control4, Supplier is expected to develop and execute its own Functional Test programs for Products purchased by Control4 that the supplier develops (OEM/JDM).  Control4 reserves the right to request a review of Supplier’s functional test documentation, source code, and test plans at any time in order to verify adequate coverage and sufficient process control.  Control4 reserves the right to define the functional test acceptance criteria, including parametric measurements. All products that do not meet the functional test acceptance shall be deemed defective and returned to Supplier. Upon Control4’s request, Supplier shall provide the following details to support their test philosophy.

General description of test flow

•                  Component level test descriptions (if applicable)

•                  Board level test descriptions (if applicable)

•                  System level test descriptions (if applicable)

•                  System configuration check description (if applicable)

•                  MAC Address and other GUID programming.  Supplier to ensure uniqueness and consistent GUID control process (if  applicable)

•                  Certificate programming process description (if applicable)

List functional block diagrams for system and sub-assemblies (if applicable) and assess test coverage for each functional block (see appendix 5 for sample guideline)

Test environmental conditions (temperature, electrical, voltage margin etc.) to evaluate stress test coverage

Test equipment descriptions

Test system documentation, including schematics, BOMs, wiring diagrams, and source code.

Pass/fail database management description

Troubleshooting capabilities and descriptions

Failure analysis and corrective action procedures

Test Capacity needed as compared to production build plan, and plan on how to respond to upside demands

CND/NTF/NDF handling process to cover intermittent failures.

3.2.2.2           Test Coverage

Unless otherwise provided by Control4, Supplier’s test process must ensure an appropriate level of test coverage for the given technology.  The test coverage analysis shall be performed and provided to Control4 for review and approval prior to mass production.

Test coverage analysis shall (i) cover different types of coverage such as structural and functional; (ii) include goals of the test(s) performed, such as to detect circuitry connectivity; (iii) perform high bandwidth utilization; (iv) bring out component infant mortality; and (v) report parametric compliance.

Hardware test coverage for all Product functional blocks and categorized as Zero, Low, Medium, High according to test coverage template provided at the end of this Schedule. Software test coverage (if applicable) shall be explained in detail.

The test coverage analysis shall also discuss any test gaps, any areas where there is no test coverage and any risk of test escapes to the field.  Particular emphasis shall be given to areas identified as Zero, Low, and Medium coverage as these would be expected to be the sources of test gap or possible test escape. Please use the OEM/ODM/JDM Test Coverage Template Example in the appendix.

3.2.2.3           Test Fixtures

If any test fixture is required by the SOW, the fixture shall provide sufficient protection to the Product from ESD and cosmetic damage.

3.2.3         Test Implementation

3.2.3.1           Test Execution

3.2.3.1.1           Automated Test Scripts

Unless otherwise provided by Control4, Supplier shall implement the test process in an automated fashion as this allows for a consistent and repeatable test execution.    If Supplier cannot support test automation, Control4’s Quality, Test Engineering and Product teams must approve this exception in writing before Supplier is qualified as a Control4 supplier.

3.2.3.1.2                              Manual Tests

In some exceptional circumstances, a test step is authorized to be implemented manually, where an operator will perform the test instead of an automated system.   In this case, the manual test needs to be designed such that it can be replicated in a consistent manner with clearly defined and easily followed pass/fail criteria.  Specific description of these tests will be provided by Supplier with identification of controls around pass/fail recording.

3.2.3.2           Test Flow Control

3.2.3.2.1                              Test Area Checking

At each test step, there shall be a consistent method to verify that a prior test step was performed and passed.   The current test process shall not be allowed to proceed if the required prior test step was not performed or did not receive a pass result.

3.2.3.2.2                              Retest

Supplier shall establish and maintain a controlled and documented method for sending units back through test which defines the point of test entry based on the test failure and root cause / corrective action. A proper CND/NTF/NDF handling process shall be taken into consideration to cover intermittent failures, with multiple retests. The Supplier shall define and justify the maximum allowed re-tries through test process(s).

3.2.3.3           Test Records

There shall be an electronic test record for each test step performed. The use of manual test logs by a Supplier must be approved by Control4 before the Supplier is qualified as a Control4 supplier. The history test record shall be recorded for tracking purpose.  The test record shall contain the following information:

•                  Product’s serial number

•                  Product mac/zigbee address(s) (if applicable)

•                  Product’s name

•                  Time test started (optional)

•                  Time test stopped (optional)

•                  Total test time (optional)

•                  Test area

•                  Test result (pass, fail)

•                  Test limits and measured value(s)

•                  Other relevant information (test logs, product data, screen captures etc.) (optional)

3.2.3.4           Serial Number and Mac Address Requirements

It is required that each Product contains a unique serial number and MAC address (if applicable). Supplier is required to demonstrate a clearly defined system or method that ensures uniqueness of serial numbers and MAC addresses for every product produced and tested.  Supplier is also required to demonstrate that consistency of serial number and MAC address in all forms (bar-coded, human readable and stored electronically) is ensured for every Product.

3.2.4         Test Document Control and Change Management

3.2.4.1           Test Document Control and Change Notification

Unless otherwise provided by Control4, Supplier shall have (or ensure that it’s contract manufacturers have) documented procedures for creating the test procedures, manuals, design, documents, technical drawings, work instructions, audit documents, etc.  Supplier shall have a document control policy that address the record retention, document distribution and obsolete document recovery process.  Supplier shall notify Control4 for consultation and approval of any major test plan changes that impacts Product form, fit, or function.

3.2.4.2           Test Process Change Management

Unless otherwise provided by Control4, Supplier shall have documented procedures for Engineering Change Order (ECO), deviations, and purges implementation process.  Supplier shall have a system to monitor the timeliness and accuracy of the implementation in the test processes.

Supplier shall have a documented test process change management process/policy including changes in the test flow, test scripts, and standard operating procedures.

3.2.4.3           Test Capacity, Equipment Maintenance and Calibration

3.2.4.3.1                    Test Capacity

Supplier is required to monitor its production test capacity on a regular basis to ensure adequate production test capacity which in turn ensures On-Time-Ship and the ability to scale upon demand increases.

3.2.4.3.2                    Equipment Maintenance

Unless otherwise provided by Control4, Supplier shall have a documented process for equipment maintenance, including preventive maintenance.  An inspection plan shall also be documented for all test accessories including any pluggable modules to prevent damage to the Product during test.

3.2.4.3.3                    Equipment Calibration

Unless otherwise provided by Control4, Supplier is required to ensure all test equipment(s) are properly calibrated to industry standard specifications at all times while in production use.

3.3                   Document Control and Change Management

3.3.1          Document Control

Supplier shall ensure that it has documented procedures for the quality manual, process control documents, design documents, technical drawings, work instructions, audit documents and etc.  The document control policy shall address the record retention, document distribution and obsolete document recovery process.

3.3.2          Product Change Management

Supplier shall have documented procedures for Engineering Change Order (ECO), deviations/red-lined changes, and purge process.  The procedures shall also address the distribution/approval of the documents to all affected functional areas.  Supplier shall have a system to record, distribute, and monitor the timeliness/accuracy of the implementation of ECO, Deviation, and Purge processes.  Supplier’s contract manufacturers shall have a process to receive and implement its customer’s ECO/deviation notification and content.

Suppliers shall have a closed loop documented product change management process/policy for its customers/suppliers.  Supplier shall inform Control4 about changes per Control4 Product Change Notification and EOL Notification Requirements. Supplier shall ensure its vendors follow industry standards or its established requirements for the change notification.  An example of an industry standard for change notification is JEDEC/JESD46-B - Customer Notification of Product/Process Changes by Semiconductor Suppliers.

Supplier shall have a documented process to address the PCN analysis when a PCN is received from its supplier.  Supplier shall have a sample buying process to ensure the sample ordered will reflect the proposed changes of the PCN.

3.4                   Country of Origin

3.4.1         Supplier shall be responsible for determining the Country of Origin (CO) for each Product, and Supplier shall ensure that each Product delivered in compliance with all applicable laws and regulations.  Product shall be marked in compliance with Control4’s Product marking specifications.  Supplier shall provide Control4 the required CO data as scheduled via the semi-annual quotation process framework or upon request by Control4 in a timely manner.

3.4.2         Periodically, Control4 may seek to qualify goods under special sales programs or Free Trade Agreements such as North American Free Trade Agreement, Trade Agreements Act, Export Import Bank or other similar type programs.  In support of qualification under such programs, Supplier shall cooperate with and provide, as requested, information to Control4 regarding CO determinations.  Control4 shall be entitled to obtain Supplier information in support of CO determinations.  Supplier shall be responsible for complying with Control4 requests for information in a timely manner.

3.5                   Supply Chain Management

3.5.1         Supplier Continuity

Supplier shall participate in Control4’s BCP process and participate in ongoing risk assessments.

Supplier shall have ability to provide supply capability and supply commit reports.

Supplier must have process to communicate and manage EOL components, and must have process(s) to manage last time buys for EOL components

Supplier must have capacity planning process and must be able to supply capacity capability reports.

Supplier must have a process for BOM risk analysis and mitigation throughout the product lifecycle.

3.5.2         Vendor Selection and Management

Supplier must have a documented vendor qualification process BOM (with the Supplier part numbers), AML (with the vendor part numbers) and strategies around determining PSL

Supplier must assure business continuity using appropriate risk mitigation strategies when selecting vendors.  These include, but are not limited to documented second sourcing strategy, documented disaster recovery plans from vendors and EOL strategies.

Supplier must have a regular scorecard review with its vendors to rate and monitor performance as well as a mechanism to provide feedback and drive corrective action.  Supplier should highlight or flag to Control4 any high risk vendors and mitigation plans.

3.5.3         Flexible PSL for Critical Components

For critical components, Control4 and Supplier must agree in advance upon vendor selection.  Critical components list must be defined and agreed upon by Control4 and Supplier.  Supplier, and where applicable with Control4’s assistance, will be accountable for all aspects of managing the critical components including cost, quality and delivery.

3.5.4         Supply Chain Design: Flow Requirements

Upon request, Supplier must provide Control4 with a supply chain diagram outlining material flow from raw components to finished product.  This map should include critical vendors and factory locations.

3.5.5         Service Logistics (RMA)

Supplier should establish, maintain and demonstrate to Control4, an RMA process that it adheres to when dealing with its vendors.  The actual terms of the RMA can vary.

3.5.6         Control4 Lean

Supplier must have the capability to support B2B demand/supply reporting, as well as ROP management, if Supplier is operating as a Control4 DF site.

3.5.7         Planning

Supplier must have ability to convert Control4’s SKU level demand to component level demand to its vendors.

If setup as a DF Site, All DF sites must be on ROP (pull) and have consistent demand propagation methodologies to ODM/OEM Supplier.

OEM/ODM Supplier free to set demand planning approach

Supplier must have capability to receive Control4’s demand signal and transmit supply commits electronically

Supplier buffering strategy must be clearly communicated to Control4 and measured by Supplier.

Supplier must have ability to define, measure, and communicate ability to react to demand upside.  Supplier has methodology and tools to support material and capacity scenario modeling to communicate ability to react to demand upside.

3.6                   Fulfillment

If fulfilling through Control4 DF site, Supplier will ship to a designated Control4 site.

Appendix – OEM/ODM/JDM Test Coverage Template Example

Appendix — Abbreviations

Table 0-1: Definitions of Terms and Acronyms

Terms and Acronyms	Definition/Explanation
AQL	Acceptable Quality Level
AML	Approved Manufacturer List
BCP	Business Continuity Planning
BOM	Bill of Materials
CE	Component Engineering
CND/NTF/NDF	Can Not Duplicate/No Trouble Found/Non-Duplicate Failure
DF	Direct Fulfillment
CO	Country of Origin
DPMO	Defects Per Million Opportunities
ECO	Engineering Change Order
EDCS	Engineering Document Control System
EFA	Engineering Failure Analysis
EOL	End of Life
ETRD	External Technical Requirement Document
ESD	Electro Static Discharge
FAI	First Article Inspection
FMEA	Failure Modes and Effects Analysis
GSM	Global Supply Management
HBM	Human Body Model
IP	Intellectual Property

IQA/IQC	Incoming Quality Audit/Control
IR	Immediate Return
JDM	Joint Development Model
JEDEC	Joint Electron Device Engineering Council
MCN	Manufacturing Change Notice
MM	Machine Model
MRB	Material Review Board
MTBF	Mean Time Between Failures
OBA	Out of Box Audit
ODM	Outsource Design Model
OEM	Original Equipment Manufacturer
OQC	Oncoming Quality Check
PCB	Printed Circuit Board
PCBA	Printed Circuit Board Assembly
PCN	Product Change Notification
PID	Product Identifier
PSL	Preferred Supplier List
RCCA	Root Cause and Corrective Action
RCFA	Root Cause Failure Analysis
RMA	Return Material Authorization
RoHS	Restriction on Hazardous Substances
ROP	Re-Order Point
SOW	Statement of Work
TAC	Technical Assistance Center
TAN	Top Assembly Number
TTQV	Time To Quality and Volume
WIP	Work in Process

Schedule E — Out-of-Warranty Repair Process and Fees

Out-of-Warranty Repair Process Supplier to Control4

1.1          The out-of-warranty Repair Process shall be the same as the RTV Process except that repair time, component cost and shipping and handling charges shall be invoiced to Control4.

1.2          Out-of-warranty Repair Fees to Control4 shall be charged per incident based on the work and the components involved, plus labor cost

Schedule F — Customizations and Additional Work

Pricing for extra work that has been requested by Control4 and agreed to by Supplier with an executed Change Order or Request for Proposal is to be quoted on a case by case basis.  Control4 is not responsible for any work performed by Supplier without a valid Control4 Purchase Order.

Exhibit A

Contract Manufacturing Services

1.             Definitions. Terms with initial capital letters shall have the meanings ascribed to them in this Section 1 or elsewhere in this Exhibit A — Contract Manufacturing Services.

1.1          Documentation.  “Documentation” means the written instructions, user guides, and user manuals for the Products, whether in electronic or paper form, provided by Control4 upon delivery of Products and any such materials provided by Control4 in connection with any updates, modifications and improvements to any software provided hereunder.

1.2          Epidemic Failure.  “Epidemic Failure” means the occurrence of one or more recurring material failures in a Product, as supplied by Supplier during its Warranty Period (as defined below in Section 7.1), due to a recurring single root cause in Supplier Workmanship (also as defined in Section 7.1) discovered either in testing or in the field at a failure rate over any rolling 90 day period exceeding five percent (5%) of such Product delivered during such period.

1.3          Price.  “Price” means the “FCA” [Incoterms 2010] price to Control4 for the applicable Product as set forth in Schedule A (or as otherwise agreed in writing by the Parties).

1.4          Product Support Materials.  “Product Support Materials” means those materials which Supplier is required to provide supplemental to the Product, and which are identified in the applicable Specifications.  Such materials may include, by way of example and not limitation, Product installation guides, user manuals for End Customers, Q&A knowledgebase documentation, and documentation with information for tracking and identifying installed Products such as MAC, serial number, and installation code information.

1.5          Specifications. “Specifications” means the physical, technical, functional and/or performance requirements for the Products as set forth more specifically in Schedule A, a Purchase Order, Statement of Work and the Documentation, and including without limitation the data sheet, specification sheet, build of materials, drawing specification, approved manufacturing list, assembly instruction specification and/or test specifications delivered to Supplier through the agreed document control server prior to the acceptance by Supplier of the applicable Purchase Order.  This Agreement specifically incorporates all such documents herein by reference.

2. Obligations.  Subject to Supplier’s compliance with its obligations hereunder, Control4 agrees to purchase via Purchase Order the Products according to the terms of this Agreement.   In consideration of Control4’s purchase commitments in this Agreement, Supplier will manufacture and ship to Control4 the Products in accordance with the Specifications and required delivery dates as contained in the Supplier accepted Purchase Orders.

3.             License Grant by Control4.  During the Term, Control4 grants to Supplier, and Supplier accepts a personal, non-transferable, indivisible, revocable and non-exclusive license in and to that portion of the Control4 Intellectual Property required to manufacture the Products and perform the Services, or that Control4 delivers or discloses to Supplier from time to time and indicates, at the time of such disclosure, that such Control4 Intellectual Property, and the disclosure thereof by Control4 to Supplier, is subject to the terms of this Agreement, solely for Licensee’s use in manufacturing each Product, and selling the same to Control4 only.

4.             Price.

4.1          The initial Price for each Product ordered hereunder is set forth in Schedule A or the applicable initial Purchase Order for such Product.  Prices shall not be increased except through a product pricing review meeting which shall occur every six (6) months during the Term (“Price Review”) or if component price variation occurs due to a force majeure event, as defined in Section 6.5 of the Agreement, or other manufacturer- or supplier-driven cost increase and, in such event, Supplier shall obtain advance written approval to make such component purchase.  It is understood and agreed that Prices shall be subject to mutual written agreement of the Parties during each such Price Review.  Notwithstanding the foregoing, in no circumstances shall Prices for Products be increased for accepted Purchase Orders issued by Control4 to Supplier.

4.2          Cost Reductions.  Supplier shall provide Control4 access to a detailed bill of material, including itemized costs, exploded to the raw component level along with manufacturer’s part numbers and Supplier and Control4 approved vendor list.  Control4 shall work with Supplier to help obtain raw component pricing improvements and any such improvements shall be applied to the next Price reduction review (as described below).  Supplier and Control4 agree that there will be a Price review every January and July with any resulting agreed price reductions taking effect in February and August respectively each year.  The Parties agree that they will target a net Product Price reduction of two percent (2%) in each semi annual review (July and January of each year).

5              Delivery.

5.1          General.  All Products shall be delivered to Control4 (or its designated location) FCA at the named shipping point (Incoterms 2010) or as specified in the applicable Purchase Order, using Control4’s specified standard shipping. The Product shall be packed and marked for shipment in accordance with the Specification and Schedule B.  Supplier shall have no liability for any events occurring during shipment except in cases where Product is not packaged in accordance with the Specification and Schedule B.  In the event that Supplier is unable to meet the delivery date at the specified location as set forth in the Purchase Order due to causes solely within Supplier’s control.  Upon notification by Supplier to Control4 that a delivery date will be delayed along with the reason or cause for the delay, the parties will discuss to determine if Control4 is responsible for the delay or if the delay was caused by a third party component supplier, where such component delay was beyond Sanmina’s reasonable control during its management of the supply chain, or a force majeure event and if not, Control4 will consider if the delivery date can be modified to accommodate such delay.   However,  if Control4 determines in its sole discretion that the original delivery date must be met and the delay in delivery is solely within Supplier’s control, Supplier will be responsible for any incremental fees associated with expedited shipping to ensure fastest freight and delivery to Control4 for the delayed shipment.  For the avoidance of doubt, delays caused by Control4 or the occurrence of force majeure event shall not be deemed to be “within Supplier’s control”.

5.2          Changes Submitted by Control4.  Control4 may, by written Change Order, request changes in the drawings, designs, specifications, software, packaging or packing requirements concerning the Product, and/or request additional services from Supplier.  Such Change Order should include any applicable component disposition instructions, including any excess and obsolete raw materials and components, implementation timing instruction, and general description along with the detailed specification change for the Product.  Should any of this content be missing, Supplier may request and Control4 shall provide such missing information for the Change Order request to be considered valid. Upon Supplier’s receipt of a valid proposed Change Order, Supplier shall determine within ten (10) business days any corresponding change in Price, and shall provide Control4 with a statement setting forth any cost impacts.  Control4 and Supplier agree to consider and address any proposed price impact related to such Change Order request within twenty (20) business days.  In the event Supplier does not receive written confirmation of Control4’s desire to proceed with the change within thirty (30) days after Supplier provides Control4 with the summary of any cost impacts the proposed change shall be deemed cancelled.

5.3          Effect of Product or Design Changes.  Any mutually agreed to and executed Product changes, whether suggested by Control4 or Supplier, shall be governed by and shall not change any other terms of this Agreement, including Supplier’s warranty of Product, unless mutually agreed to in writing and attached as an amendment hereto.  Such Product changes shall be subject to a mutually agreed “Change” process.

5.4          Effect of Change Orders.   Upon agreement by the Parties as to any proposed Change Order, any resulting Price change shall either (i) apply to any subsequent Purchase Order with for the Product impacted by the change or (ii) be calculated based on open Purchase Order demand between the date of implementation and the next price review period and the resulting price variance will be handled through the mutually agreed purchase price variance (PPV) process.  Modifications or changes to Products which by their nature require additional effort or deliverables on the part of the Supplier may considered as extra work and any corresponding Price changes shall be invoiced separately.

5.5          Additional Products. Additional Products may be added to Schedule A upon the mutual agreement and written Change Order or Statement of Work agreed upon by both Control4 and Supplier.  In such event, the manufacturing, and sale of such additional Products shall be made in accordance with the terms of this Agreement and the applicable Specification.

6              Inspection and Acceptance.

6.1          Testing and Inspection.  Control4 may inspect and perform tests of the Products at any reasonable time and place.  If such inspection or testing is made on Supplier’s premises, Control4 shall provide Supplier with ten (10) business days advance written notice and Supplier shall provide reasonable facilities for such inspection and testing.

6.2          Acceptance.  Final inspection and acceptance by Control4 shall be conducted within fifteen (15) days of the receipt of the applicable Products at Control4’s specified receiving destination (except as otherwise agreed in writing, signed by both Parties).  Any Products not rejected, as defined below in Section 6.3, within such fifteen (15) day period shall be deemed to be accepted by Control4 (“Acceptance”).

6.3          Rejection.   Control4 may, within fifteen (15) days of receipt of any Products at Control4’s receiving destination, reject Products that fail to conform to the Specifications.  In the event of a rejection, Supplier shall pay all costs and expenses to return, repair or replace such nonconforming Product.  In the event a Product is rejected, Supplier shall have a reasonable opportunity to cure any defect which led to such rejection and should Control4 confirm that expedited shipping is required, Supplier shall be liable for any incremental fees associated with expedited shipping to ensure fastest freight and delivery to Control4 for such rejected Product.

7      Warranty.

7.1          Supplier Manufacturing Warranty.  Supplier warrants to Control4 and its End Customers that for a period of fifteen (15) months from the date of transition of ownership to Control4 per FCA Incoterm (excluding prototype or qualification units not intended for delivery to End Customers), that the Products will conform to the Specifications, and will be free from manufacturing defects in Workmanship under normal use and service.  “Workmanship” shall mean the Supplier manufacturing processes (including Supplier’s incoming inspection procedures and handling/storage of Components in accordance with manufacturer specifications) used to manufacture, assemble and/or test the Products and package the Products.

In the event that there is an issue with one of Supplier’s component suppliers that results in an issue for Control4 that has not been previously specified, Supplier will provide support to work with such component supplier to correct the issue.  As set forth below in Section 8 of this Exhibit, Control4 may return directly to Supplier any defective Product covered under Warranty that does not conform to the Specifications.  Any repaired or replaced Product shall be warranted as set forth in this Section for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) sixty (60) days after it is received by Control4.

7.2          Exclusions. The warranty in Section 7.1 above does not include Products that have defects or failures resulting from (a) Control4’s design of Products; (b) accident, disaster, neglect, abuse or misuse;  (c) alterations, modifications or repairs by Control4 or third parties; or defective Control4-provided test equipment or test software.  For all Products designed by Control4, Control4 bears all design responsibility for the Product.

7.3          EPIDEMIC FAILURE.  IN THE EVENT THAT THERE IS AN EPIDEMIC FAILURE WITH ANY PRODUCT PROVIDED BY SUPPLIER TO CONTROL4 THAT REQUIRES A FIELD RECALL FOR PRODUCTS UNDER WARRANTY AND IT IS DETERMINED THAT SUCH EPIDEMIC FAILURE IS DUE TO    A RECURRING ERROR IN SUPPLIER’S WORKMANSHIP AT OR ABOVE THE LEVELS AS SPECIFIED IN SECTION 1.2 ABOVE, SUPPLIER ACTIONS WILL BE SUBJECT TO THE FOLLOWING REQUIREMENTS:

(a)           Upon receipt of written notice by Control4 that there has been an Epidemic Failure, Supplier shall promptly review the defective Product and data to determine whether the alleged Epidemic Failure resulted from a common root cause or causes which are covered by the Supplier’s warranty (a “Covered Epidemic Failure”).  If it is mutually determined that there is a Covered Epidemic Failure, then Supplier shall within three (3) business days, unless otherwise agreed by the parties develop a plan to eliminate the defects in all continuing production and to correct the problem in all affected units (including defective units and units known to be subject to or containing the systemic root cause failure that has been identified) of Product previously sold and delivered to Control4 during the period of Epidemic Failure, and Supplier shall submit the plan to Control4 for Control4’s acceptance. Upon receiving Control4’s approval of such plan, which approval shall not be unreasonably withheld or delayed given Control4’s unique circumstances and end user needs, Supplier shall implement the corrective action at its expense.  If such plan is not reasonably acceptable to Control4 or if exigent circumstances require that Control4 take immediate action, then, for the affected Products, (i) Supplier will extend the Warranty Period by an additional fifteen (15) months, (ii) Control4 can require Supplier to replace, at Supplier’s cost and as mutually agreed to by both Parties, all defective Product resulting from the Covered Epidemic Failure and (iii) Supplier will compensate Control4 for up to Three Million Dollars ($3,000,000) worth of Control4’s documented direct costs to remove the defective Product from the field.  The Parties agree to use commercially reasonable efforts to complete the replacement of the Defective Product within a mutually-agreed time frame.  In no event shall Supplier be required to conduct a product recall.

(b)  In the event the Epidemic Failure does not result from a defect for which Supplier is responsible under the Product Warranty (e.g., is not a Covered Epidemic Failure), then Supplier shall use commercially reasonable efforts to assist Control4, at Control4’s expense, to implement the corrective action required to remedy such Epidemic Failure.  In such case Control4 shall be responsible for any expenses set forth herein, and Supplier shall obtain Control4’s written approval prior to incurring any such expenses.  At Control4’s request and at Control4’s expense, Supplier shall take such legal action, including commencing and pursuing litigation or arbitration, if required in the underlying agreement, against any supplier/vendor in order to enforce Supplier’s/Control4’s warranty and/or other rights of recovery against any such supplier/vendor, it being the intention of the parties that Control4 shall be entitled to any and all sums or amounts recovered in such action.  In pursuing such recovery, Supplier shall at all times cooperate with and assist Control4 in such matter, shall use counsel that has been approved in writing by Control4 and shall permit Control4 to control the prosecution of any such action.  Control4 shall be responsible for all pre-approved out of pocket expenses, including reasonable attorney’s fees, incurred by Supplier in reasonably pursuing such litigation, including mutually agreed and reasonable internal or administrative costs or time expended by Supplier in managing pursuit of such recovery or in cooperating with and assisting Control4 in such litigation.

(c)  The remedies provided for in this Section 7.3 shall be the sole and exclusive remedies for any claim arising out of or relating to Epidemic Failure under this Agreement.

7.4          Additional Warranties.  Supplier hereby represents and warrants to Control4 that Supplier has and will convey to Control4, upon payment in full, good title to the Products, free and clear of all liens and other security interests;

7.5          No Other Warranties.  EXCEPT AS SPECIFIED HEREIN, CONTROL4 AND SUPPLIER EACH HEREBY DISCLAIM ALL EXPRESSED OR IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR COMPLIANCE WITH ROHS AND WEEE DIRECTIVE (AND SIMILAR LOCAL REQUIREMENTS) OTHER THAN TO INSURE THAT SUPPLIER’S MANUFACTURING PROCESSES ARE ROHS COMPLIANT.

8              Return-to-Vendor Process.

8.1          General.  All Products returned to Supplier under a warranty claim require a Return To Vendor (RTV) number, which will be issued by Supplier upon request.  All Products returned to Supplier must have the RTV number clearly marked on the outside of each box returned.  Returned Product must be packaged in a way that prevents any damage during shipment.  Supplier shall pay all transportation costs for valid returns of the Products to Supplier’s facility and shall bear all risk of loss or damage to such Products while in transit. For invalid or “no defect found” returns, Control4 shall pay these charges.  Upon receipt of defective unit(s) during the Warranty Period, Supplier shall issue a credit to Control4 for purchase price paid for the defective unit(s) and Control4 will issue a PO to purchase back the repaired units at a ‘-BX’ level.  Supplier agrees to fulfill repaired or replacement units in ‘like-new’ condition (including but not limited to new manufacturing quality packaging, any non-attached accessories or cables, any documentation, labels, etc) against the PO for repaired or replaced units at the —BX level.

8.2  Non-Warranty Repair.  For any Products deemed to be out of warranty in Supplier’s reasonable judgment, Control4 must be notified of the change in return status within thirty (30) days of Supplier’s receipt of such Product.  At Control4’s option, the Product can then be repaired according to Schedule E or returned “as is” to Control4.  Supplier warrants such repairs for three (3) months (workmanship only).

9      Limitation of Liability.  WITH THE EXCEPTION OF BREACHES OF SECTION 8 OF THE RELATIONSHIP AGREEMENT  (CONFIDENTIALITY),  NEITHER PARTY WILL BE LIABLE, IN ANY EVENT, FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENTIONAL CONDUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF USE, DATA, OR PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY CONTROL4 SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL SUPPLIER’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SUPPLIER FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SUPPLIER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY CUSTOMER.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ITEMS (I) THROUGH (V), INCLUSIVE, IN THIS SECTION 9, IN NO EVENT SHALL SUPPLIER’S LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS EXHIBIT A EXCEED A “CAP” OF THREE MILLION USD ($3,000,000.00) DURING THE TERM OF MANUFACTURING SERVICES UNDER THIS EXHIBIT A. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  PROVIDED, HOWEVER, THAT THE CAP ON LIABILITY SET FORTH IN THIS SECTION IS NOT INTENDED TO LIMIT (I) CONTROL4’S OBLIGATION FOR TERMINATION-RELATED PAYMENTS IN ACCORDANCE WITH SECTION 6 OF THE AGREEMENT, (II) ACTUAL DAMAGES REQUIRED TO BE PAID TO ANY THIRD PARTY AS A RESULT OF THIRD PARTY INFRINGEMENT CLAIM, (III) AN EPIDEMIC FAILURE IN ACCORDANCE WITH SECTION 7.3 OF THIS EXHIBIT AND, (IV) A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY AGAINST ANY THIRD PARTY CLAIM FOR PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE, AND (V) SUPPLIER’S OBLIGATIONS UNDER SECTION 8.1 OF THIS EXHIBIT.  THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.

10   Indemnification.

10.1        By Supplier.  Supplier will indemnify, defend, and hold Control4, its affiliates, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”), harmless from and against any and all third party demands, claims, actions, causes of action, proceedings, suits, assessments, liabilities, damages, settlements, judgments, fines, interest, losses, costs and expenses (including fees and disbursements of counsel) (each a “Claim” and, collectively, “Claims”)  (i) based upon personal injury or death or injury to property (other than damage to the Product itself, which is handled in accordance with Section  7 “Warranty”) to the extent any of the foregoing is caused by the negligent or willful acts or omissions of Supplier or its officers, employees, subcontractors or agents,; and/or (iii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret, or any actual or alleged violation of any other intellectual property rights arising from or in connection with the use of the Supplier’s manufacturing processes (including Supplier-owned or Supplier-manufactured tools) used in the manufacture of the Products.

10.2        By Control4.    Control4 will indemnify, defend, and hold Supplier, its affiliates, directors, officers, employees, contractors, agents and other representatives (the “Supplier-Indemnified Parties”), harmless from and against any and all third party Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is caused by a defective Product, which defect was caused by the negligent or willful acts or omissions of Control4, or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the use of materials or designs provided to Supplier by Control4.

10.3        General.  The Party entitled to indemnity under this Section (“Indemnified Party”) shall give the other Party (“Indemnifying Party”) written notice of any claims resulting in an obligation of indemnification under this Section.  The Indemnified Party shall provide reasonable assistance in the defense and the settlement of a claim at the Indemnifying Party’s expense.  The Indemnifying Party shall not settle a claim without the written consent of the Indemnified Party; such consent shall not be unreasonably withheld.  The Indemnifying Party will obtain the prior written approval, which approval will not be unreasonably delayed or withheld, of the Indemnified Party in respect of any non-cash aspects of a proposed settlement of such claim from the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim.

11.0          Conflict Minerals. Under the Dodd-Frank Act, as of the Effective Date, the following minerals and their derivatives are defined as conflict minerals:

•      Columbite-tantalite (Coltan) >> refined into tantalum (Ta)

•      Cassiterite >> refined into tin (Sn)

•      Wolframite >> refined into tungsten (W)

•      Gold (Au)

Supplier supports government and industry initiatives to avoid the use of conflict minerals purchased from sources whose revenue is believed to finance or benefit armed groups who commit human rights abuses in the Democratic Republic of the Congo and adjoining countries.

Supplier will comply with the conflict minerals reporting rules adopted under the Dodd-Frank Act. We expect our suppliers to provide required information to support our due diligence efforts. Supplier further agrees to reasonably assist Control4 in maintaining compliance with the laws to any applicable governmental or regulatory authority regarding conflict minerals and Control4’s compliance with the

Dodd-Frank Act.

Supplier will take the required steps over time to source from socially responsible suppliers when the choice of supplier is within the company’s control. Supplier will also encourage customers and suppliers to do the same.